LOAN AND SECURITY AGREEMENT
This LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of the Effective Date among (a) SILICON VALLEY BANK, a California corporation and an authorized foreign bank under the Bank Act (Canada) (“SVB”), in its capacity as administrative agent and collateral agent (“Agent”), (b) SVB, as a lender, (c) SVB INNOVATION CREDIT FUND VIII, L.P., a Delaware limited partnership (“SVB Capital”), as a lender (SVB and SVB Capital and each of the other “Lenders” from time to time a party hereto are referred to herein collectively as the “Lenders” and each individually as a “Lender”), and (d) the Borrower listed on Schedule I hereto. The parties agree as follows:
•LOAN AND TERMS OF PAYMENT
a.Term Loan Advances.
1.Availability. Subject to the terms and conditions of this Agreement, on the Effective Date, or as soon as practicable thereafter, the Lenders, severally and not jointly, shall make one (1) term loan advance to Borrower in an original principal amount of Ten Million Dollars ($10,000,000) according to each Lender’s Initial Term Loan Advance Commitment as set forth on Schedule II hereto (the “Initial Term Loan Advance”). Thereafter, subject to the terms and conditions of this Agreement, upon Borrower’s request, during the Draw Period, the Lenders, severally and not jointly, shall make additional term loan advances to Borrower in an aggregate original principal amount of up to Twenty Million Dollars ($20,000,000) according to each Lender’s Subsequent Term Loan Advance Commitment as set forth on Schedule II hereto (each, a “Subsequent Term Loan Advance” and collectively, the “Subsequent Term Loan Advances”). The Initial Term Loan Advance and the Subsequent Term Loan Advances are hereinafter referred to singly as a “Term Loan Advance” and collectively as the “Term Loan Advances”. Borrower may request Term Loan Advances as set forth on Schedule I hereto. The aggregate principal amount of the Term Loan Advances made by the Lenders to Borrower shall not, at any time, exceed the Term Loan Availability Amount. After repayment, no Term Loan Advance (or any portion thereof) may be reborrowed.
2.Repayment. Borrower shall repay each Term Loan Advance as set forth in Schedule I hereto. All outstanding principal of, and accrued and unpaid interest on, each Term Loan Advance, and all other outstanding Obligations under each Term Loan Advance, are due and payable in full on the Term Loan Maturity Date.
3.Permitted Prepayment. Borrower shall have the option to prepay all, but not less than all, of the Term Loan Advances advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Agent of its election to prepay the Term Loan Advances at least three (3) Business Days prior to such prepayment, and (ii) pays to Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, on the date of such prepayment (A) all outstanding principal of, plus accrued and unpaid interest on, the Term Loan Advances, (B) the Prepayment Premium, (C) the Final Payment and (D) all other sums, if any, that shall have become due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.
4.Mandatory Prepayment Upon an Acceleration. If the Term Loan Advances are accelerated by Agent, following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, an amount equal to the sum of (i) all outstanding principal of, plus accrued and unpaid interest on, the Term Loan Advances, (ii) the Prepayment Premium, (iii) the Final Payment, and (iv) all other sums, if any, that shall have become due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.
b.Payment of Interest on the Credit Extensions.

1.Interest Payments. Interest on the principal amount of each Term Loan Advance is payable as set forth on Schedule I hereto.
2.Interest Rate. Subject to Section 1.2(c), the outstanding principal amount of any Term Loan Advance shall accrue interest as set forth on Schedule I hereto.
3.Default Rate. Upon the occurrence and during the continuance of an Event of Default, the outstanding Obligations shall bear interest at a rate per annum which is five percent (5.0%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless the Lenders in their sole discretion otherwise elect to impose a lesser increase or no increase. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Lenders’ Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 1.2(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or any Lender.
4.Adjustment to Interest Rate. Each change in the interest rate applicable to any amounts payable under the Loan Documents based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of such change.
5.Interest Computation. Interest shall be computed as set forth on Schedule I hereto. In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.
6.Yearly Rate of Interest. This Section 1.2(f) relates only to interest payable by the Canadian Borrower (which, for the purposes of this Section 1.2(f), shall include any other present or future entity constituted under the laws of, or domiciled in, Canada which becomes a party hereunder or under any Loan Document).
a.For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.
b.Borrower acknowledges and confirms that: (1) clause (i) above satisfies the requirements of Section 4 of the Interest Act (Canada) to the extent it applies to the expression or statement of any interest payable under any Loan Document; and (2) Borrower is able to calculate the yearly rate or percentage of interest payable under any Loan Document based upon the methodology set out in clause (i) above.
c.Borrower agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to the Loan Documents, that the interest payable thereunder and the calculation thereof has not been adequately disclosed to any Credit Party, whether pursuant to Section 4 of the Interest Act (Canada) or any other Applicable Law or legal principle.
d.Notwithstanding anything to the contrary contained in this Agreement, if the amount of interest payable under any Loan Document is reduced by virtue of the application of Section 4 of the Interest Act (Canada), then Borrower shall immediately and retroactively be obligated to pay to the Lenders, promptly on demand by Agent or the Lenders (or, if an Event of Default pursuant to Section 7 shall have occurred and be continuing, automatically and without further action by Agent or any Lender), an amount equal to the amount of such reduction.

e.Any provision of this Agreement that would oblige the Borrower to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to the Borrower, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.
7.Criminal Interest. If any provision of this Agreement would oblige the Canadian Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in a receipt by any Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt any Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:
a.first, by reducing the amount or rate of interest required to be paid to Lenders, as applicable, under Section 1.1(b) hereof; and
b.thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to Agent or the Lenders, as applicable which would constitute interest for purposes of section 347 of the Criminal Code (Canada).
c.Fees and Expenses. Borrower shall pay to Agent:
1.Final Payment. The Final Payment, when due hereunder, to be shared between the Lenders pursuant to their respective Term Loan Commitment Percentages, which shall be fully earned and non-refundable as of such date;
2.Prepayment Premium. The Prepayment Premium, when due hereunder, to be shared between the Lenders pursuant to their respective Term Loan Commitment Percentages, which shall be fully earned and non-refundable as of such date; and
3.Lenders’ Expenses. All Lenders’ Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, within three Business Days of Borrower’s receipt of written demand therefor by Agent).
Unless otherwise provided in this Agreement or in a separate writing by Agent, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Agent or any Lender pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of any Lender’s obligation to make loans and advances hereunder. Borrower shall pay to the Lenders, on demand, amounts due and payable by Borrower under this Section 1.3. Agent may deduct amounts owing by Borrower under the clauses of this Section 1.3 pursuant to the terms of Section 1.4(e). Agent shall provide Borrower written notice of deductions made pursuant to the terms of the clauses of this Section 1.3.
d.Payments; Pro Rata Treatment; Application of Payments; Debit of Accounts.
1.All payments (including prepayments) to be made by Borrower under any Loan Document shall be made to Agent for the account of Lenders, in immediately available funds in Dollars, without setoff, counterclaim, or deduction, before 12:00 p.m. Pacific time on the date when due. Agent shall distribute such payments to Lenders in like funds as set forth in Section 1.5. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

2.Each borrowing by Borrower from Lenders hereunder shall be made ratably according to the respective Term Loan Commitment Percentages of the relevant Lenders.
3.Except as otherwise provided herein, each payment (including each prepayment) by Borrower on account of principal of, or interest on, the Term Loan Advances shall be applied according to each Lender’s Pro Rata Share of the outstanding principal amount of the Term Loan Advances. The amount of each principal prepayment of the Term Loan Advances shall be applied to reduce the then remaining installments of the Term Loan Advances based upon each Pro Rata Share of Term Loan Advances.
4.Agent has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Agent shall allocate or apply any payments required to be made by Borrower to Agent or otherwise received by Agent or any Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.
5.Agent may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Agent or any Lender when due under the Loan Documents. These debits shall not constitute a set-off.
6.Unless Agent shall have been notified in writing by Borrower prior to the date of any payment due to be made by Borrower hereunder that Borrower will not make such payment to Agent, Agent may assume that Borrower is making such payment, and Agent may, but shall not be required to, in reliance upon such assumption, make available to Lenders their respective Pro Rata Share of a corresponding payment amount. If such payment is not made to Agent by Borrower within three (3) Business Days after such due date, Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of Agent or any Lender against Borrower.
e.Settlement Procedures. If Agent receives any payment for the account of Lenders on or prior to 12:00 p.m. (Pacific time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Agent receives any payment for the account of Lenders after 12:00 p.m. (Pacific time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day.
f.Intentionally Omitted.
g.Change in Circumstances.
1.Increased Costs. If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, Agent, (ii) subject Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitment, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (iii) impose on Agent any other condition, cost or expense (other than Taxes) affecting this Agreement or Credit Extensions made by Agent, and the result of any of the foregoing shall be to increase the cost to Agent of making, converting to, continuing or maintaining any Credit Extension (or of maintaining its obligation to make any such Credit Extension), or to reduce the amount of any sum received or receivable by Agent hereunder (whether of principal, interest or any other amount) then, upon written request of Agent, Borrower shall promptly pay to Agent such additional amount or amounts as will compensate Agent for such additional costs incurred or reduction suffered.
2.Capital Requirements. If Agent determines that any Change in Law affecting Agent regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Agent’s capital as a consequence of this Agreement, any term loan facility, or the Credit Extensions made by Agent to a level below that which Agent could have achieved but for such Change in Law (taking into consideration Agent’s policies with respect to capital adequacy and liquidity), then from time to time upon written request of Agent, Borrower shall promptly pay to Agent such additional amount or amounts as will compensate Agent for any such reduction suffered.
3.Delay in Requests. Failure or delay on the part of Agent to demand compensation pursuant to this Section 1.7 shall not constitute a waiver of Agent’s right to demand such compensation; provided that Borrower shall not be required to compensate Agent pursuant to subsection (a) for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that Agent notifies Borrower of the Change in Law giving rise to such increased costs or reductions (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period shall be extended to include the period of retroactive effect).
h.Taxes.
1.Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Tax from any such payment by Borrower, then (i) Borrower shall be entitled to make such deduction or withholding, (ii) Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and (iii) if such Tax is an Indemnified Tax, the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 1.8) Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.
2.Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
3.Tax Indemnification. Without limiting the provisions of subsections (a) and (b) above, Borrower shall, and does hereby, indemnify Agent, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 1.8) payable or paid by Agent or required to be withheld or deducted from a payment to Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Agent shall be conclusive absent manifest error.
4.Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 1.8, Borrower shall deliver to Agent a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
5.Status of Agent and Lenders. If Agent or any Lender (including any assignee or successor of Agent or a Lender) is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, it shall deliver to Borrower (and Agent, in the case of documentation provided by a Lender), at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower (or Agent, in the case of documentation to be provided by a Lender) as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Agent and each Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower as will enable Borrower to determine whether or not Agent or such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, Agent and each Lender shall deliver whichever of IRS Form W-9, IRS Form W-8BEN-E, IRS Form W-8ECI or W-8IMY is applicable, as well as any applicable supporting documentation or certifications, including, if Agent or Lender is legally entitled to do so, documentation and certifications necessary to claim benefits under a tax treaty to which the United States is a party and/or to claim the benefits of the exemption for portfolio interest under Section 881(c) of the Code.
    The agreements and obligations of Borrower contained in this Section 1.8 shall survive the termination of this Agreement.
i.Procedures for Borrowing.
1.Term Loan Advances. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan Advance set forth in this Agreement (which must be satisfied no later than 12:00 p.m. Pacific time on the applicable Funding Date), to obtain a Term Loan Advance, Borrower shall notify Agent (which notice shall be irrevocable) by 12:00 p.m. Pacific time at least five (5) Business Days prior to the proposed Funding Date of such Term Loan Advance. Such notice shall be made by electronic mail, facsimile, or telephone, and, together with any such notification, Borrower shall deliver to Agent by electronic mail or facsimile a completed Disbursement Letter (and Payment/Advance Form) executed by an Authorized Signer. Agent may rely on any telephone notice given by a person whom Agent believes is an Authorized Signer. Borrower will indemnify Agent for any loss Agent suffers due to such belief or reliance. Agent shall have received reasonably satisfactory evidence that the Board has approved that such Authorized Signer may provide such notices and request such Term Loan Advance (which requirement may be deemed satisfied by the prior delivery of Borrowing Resolutions that certifies as to such Board approval).
On the Funding Date, Agent shall credit proceeds of a Credit Extension to the Designated Deposit Account. Agent may make Term Loan Advances under this Agreement based on instructions from an Authorized Signer or without instructions if such Term Loan Advances are necessary to meet Obligations which have become due.
2.Funding. In determining compliance with any condition hereunder to the making of a Credit Extension that, by its terms, must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Credit Extension. Unless Agent shall have been notified in writing by any Lender prior to the date of any Credit Extension, that such Lender will not make the amount that would constitute its share of such borrowing available to Agent, Agent may assume that such Lender is making such amount available to Agent, and Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not made available to Agent by the required time on the Funding Date therefor, such Lender shall pay to Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate or (ii) a rate determined by Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to Agent. If such Lender’s share of such Credit Extension is not made available to Agent by such Lender within three (3) Business Days after such Funding Date, Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the Term Loan Advances, on demand, from Borrower.
•CONDITIONS OF CREDIT EXTENSIONS
j.Conditions Precedent to Initial Credit Extension. Each Lender’s obligation to make the initial Credit Extension hereunder is subject to the condition precedent that Agent shall have received, in form and substance satisfactory to Agent and the Lenders, such documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate, including, without limitation:
1.duly executed Loan Documents;
2.the Operating Documents of each Borrower and long-form good standing certificates/certificates of status/certificates of compliance or analogous certificate (as applicable) of each Borrower certified by the Secretary of State (or equivalent agency), if applicable, of each Borrower’s applicable jurisdiction of organization or formation and the Secretary of State (or equivalent agency, if applicable, of each other jurisdiction in which such Borrower is qualified to conduct business, in each case dated as of a date no earlier than thirty (30) days prior to the Effective Date;
3.a secretary’s certificate/officer’s certificate (as applicable) duly executed by a Responsible Officer or secretary of Borrower with respect to such Borrower’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party;
4.duly executed Borrowing Resolutions for Borrower;
5.certified copies, dated as of a recent date, of searches for Liens (including without limitation, UCC, PPSA., pending litigation, judgment, bankruptcy, and other searches) as Agent may request, accompanied by written evidence (including any UCC termination statements, PPSA financing change statements (discharges) and other Lien releases) that the Liens indicated in any such searches or other filings either constitute Permitted Liens or have been or, in connection with the initial Credit Extension hereunder, will be terminated or released;
6.duly executed Perfection Certificate of Borrower;
7.the Loan Documents shall have been registered (or arrangements for registration reasonably satisfactory to Agent and the Lenders shall have been made) in all offices in which, in the reasonable opinion of Agent and the Lenders or their counsel, registration is necessary or of advantage to perfect or render opposable to third parties the Liens intended to be created hereby and thereby, and the Loan Documents and the Liens created hereby and thereby shall constitute a first ranking charge over the Collateral owned by the Borrower, subject to no other Liens except Permitted Liens;
8.a Control Agreement covering all of Borrower’s and its Subsidiaries accounts at HSBC Bank USA NA existing as of the Effective Date;
9.a Control Agreement covering Borrower’s and its Subsidiaries accounts at HSBC Bank Canada (except for the Excluded Canadian Account) existing as of the Effective Date;
10.a duly executed legal opinion (authority and enforceability) of Borrower’s Ontario counsel dated as of the Effective Date;
11.a duly executed legal opinion of Borrower’s US counsel dated as of the Effective Date;
12.with respect to the Initial Term Loan Advance, a completed and duly executed Payment/Advance Form;
13.with respect to the Initial Term Loan Advance, a completed and duly executed Disbursement Letter;
a.evidence that Borrower has closed all of its and its Subsidiaries’ accounts at The Bank of Nova Scotia and transferred all amounts therein into Borrower’s accounts at HSBC that are subject to Control Agreements in favor of Agent for the benefit of the Lenders;
b.payment of the fees and Lenders’ Expenses then due as specified in Section 1.3 hereof;
c.Intellectual Property search results and completed exhibits to the IP Agreement;
d.a landlord’s consent in favor of Agent, in form and substance satisfactory to Agent, for Borrower’s leased location at 5105 N. Pearl St. Schiller Park, IL 60176, by the respective landlord thereof, together with the duly executed signatures thereto;

e.a subordination agreement executed and delivered by McKesson Corporation and Agent, pursuant to which McKesson Corporation agrees to subordinate any and all Liens it has against any and all Borrowers to Agent's Liens with certain carveouts for drugs/other products specifically financed by McKesson Corporation, in form and substance satisfactory to Agent and the Lenders in their sole discretion; and
f.all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations.
k.Conditions Precedent to all Credit Extensions. Each Lender’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:
g.receipt of Borrower’s (i) executed Disbursement Letter and (ii) executed Payment/Advance Form;
h.the representations and warranties in this Agreement shall be true and correct in all material respects as of the date of the Disbursement Letter (and the Payment/Advance Form) and as of the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true and correct in all material respects as of such date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date; and
i.a Material Adverse Change shall not have occurred and be continuing.
l.Covenant to Deliver. Borrower shall deliver to Agent and each Lender each item required to be delivered to Agent and each Lender under this Agreement as a condition precedent to any Credit Extension. A Credit Extension made prior to the receipt by Agent and each Lender of any such item shall not constitute a waiver by Agent or Lenders of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in each Lender’s sole discretion.
•CREATION OF SECURITY INTEREST
m.Grant of Security Interest.
j.Borrower hereby grants Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in and Lien on, and pledges to Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. For clarity, any reference to “Agent’s Lien” or any granting of collateral to Agent in this Agreement or any Loan Document means the Lien granted to Agent for the ratable benefit of the Lenders.
k.Borrower acknowledges that it previously has entered, or may in the future enter, into Bank Services Agreements with SVB. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes SVB thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and SVB to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject to Permitted Liens).
l.If the grant of any Lien hereunder in any Contract or Permit that constitutes Collateral would result in the termination or breach of such Contract or Permit or is otherwise prohibited or ineffective

(whether by the terms thereof or under Applicable Law), then such Contract or Permit will not be subject to any Lien hereunder but will be held in trust by Borrower for the benefit of Agent and the Lenders and, on the exercise by Agent of any of its rights or remedies under this Agreement following an Event of Default, will be collaterally assigned by Borrower as directed by Agent; provided that: (a) the Liens granted hereunder will attach to such Contract or Permit that constitutes Collateral, or applicable portion thereof, immediately at such time as the condition causing such termination or breach is remedied, and (b) if a term in a Contract that prohibits or restricts the grant of the Lien hereunder in the whole of an Account or Chattel Paper forming part of the Collateral is unenforceable against Agent or any Lender under Applicable Law, then the exclusion from the Lien set out above shall not apply to such Account or Chattel Paper. Notwithstanding the foregoing, if a judicial authority determines that a Lien in Intellectual Property is necessary to have a security interest in Accounts and Proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the date hereof, include Intellectual Property to the extent necessary to permit perfection of Agent’s Lien in such Accounts and Proceeds of Intellectual Property. For greater certainty, no ownership interest in Intellectual Property is presently assigned or granted to Agent or any Lender by sole virtue of the grant of the Liens contained herein. In addition, the Liens granted herein do not attach to Consumer Goods (as defined in the PPSA) or extend to the last day of the term of any lease or agreement for lease of real property. Such last day will be held by Borrower in trust for Agent and the Lenders and, on the exercise by Agent of any of its rights or remedies under this Agreement following an Event of Default, will be collaterally assigned by Borrower as directed by Agent. Each Borrower confirms that value has been given, that each Borrower has rights in the Collateral subject to the Agent’s Lien hereunder existing as of the date hereof, and that the parties hereof have not agreed to postpone the time for attachment of the Agent’s Lien to any of the Collateral and that the Agent’s Lien will attach at the time when a Borrower acquires an interest in any after acquired property that is included in Collateral.
n.Authorization to File Financing Statements. Borrower hereby authorizes Agent, on behalf of the Lenders, to file financing statements, without notice to Borrower, with all jurisdictions deemed necessary or reasonably appropriate by Agent to perfect or protect Agent’s and Lenders’ interest or rights hereunder, including a notice that any disposition of the Collateral not permitted under this Agreement, by Borrower or any other Person, shall be deemed to violate the rights of Agent under the Code. Such financing statements may check all collateral boxes or indicate the Collateral as “all assets of the Debtor” or words of similar effect, excluding Excluded Property.
o.Termination. If this Agreement is terminated, Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to make Credit Extensions has terminated, Agent shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower. In the event (a) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (b) this Agreement is terminated, Agent shall terminate the security interest granted herein upon Borrower providing to SVB cash collateral acceptable to SVB in its sole discretion for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to SVB cash collateral in an amount equal to at least (x) 105.0% of the face amount of all such Letters of Credit denominated in Dollars and (y) 110.0% of the Dollar Equivalent of the face amount of all such Letters of Credit denominated in a Foreign Currency, plus, in each case, all interest, fees, and costs due or estimated by SVB to become due in connection therewith, to secure all of the Obligations relating to such Letters of Credit.
•REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants as follows:
p.Due Organization, Authorization; Power and Authority.
m.Borrower and each of its Subsidiaries are each duly existing and in good standing as a Registered Organization in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their respective business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business or operations.
n.All information set forth on the Perfection Certificate (as the same may be updated from time to time to the extent such updates are expressly permitted by one or more specific provisions of this Agreement), pertaining to Borrower and each of its Subsidiaries is true and correct in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement and the Perfection Certificate shall be deemed to be updated to the extent such notice is provided to Agent of such permitted update).
o.The execution, delivery and performance by Borrower and each of its Subsidiaries of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s or any such Subsidiary’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Applicable Law, (iii) contravene, conflict with or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect and except any filings required to be made by Agent to perfect its Liens granted under the Loan Documents), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower or any of its Subsidiaries is bound. Neither Borrower nor any of its Subsidiaries are in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on the business or operations of the Borrower and its Subsidiaries, taken as a whole.
p.This Agreement and the other Loan Documents have been duly executed and delivered by each Borrower (as applicable) and constitute legal, valid and binding obligations of such Borrower (as applicable), enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Specifically but without limitation, Section 1.2(f) satisfies the requirements of Section 4 of the Interest Act (Canada) to the extent it applies to the expression or statement of any interest payable under any Loan Document, and each Borrower is able to calculate the yearly rate or percentage of interest payable under any Loan Document based upon the methodology set out in such Section.
q.Collateral.
q.The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject to Permitted Liens). Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.
r.Borrower has no Collateral Accounts at or with any bank or financial institution other than SVB or SVB’s Affiliates, except for (i) Excluded Accounts and (ii) the Collateral Accounts described in the Perfection Certificate delivered to Agent and each Lender in connection herewith and which Borrower has taken such actions as are necessary to give Agent, for the ratable benefit of the Lenders, a perfected security interest therein, to the extent required under Section 5.7(c). The Accounts are bona fide, existing obligations of the Account Debtors.
s.The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as permitted pursuant to Section 6.2. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 6.2.

t.All Inventory is in all material respects of good and marketable quality, free from material defects.
u.Borrower owns, or possesses the right to use to the extent necessary in its business, all Intellectual Property, licenses and other intangible assets that are used in the conduct of its business as now operated, except to the extent that such failure to own or possess the right to use such asset would not reasonably be expected to have a material adverse effect on Borrower’s business or operations, and no such asset, to the best knowledge of Borrower, conflicts with the valid Intellectual Property, license, or intangible asset of any other Person to the extent that such conflict could reasonably be expected to have a material adverse effect on Borrower’s business or operations.
v.Except as noted on the Perfection Certificate or for which notice has been given to Agent pursuant to and in accordance with Section 5.9(b), Borrower is not a party to, nor is it bound by, any Restricted License.
r.Litigation. Other than as set forth in the Perfection Certificate or as disclosed to Agent pursuant to Section 5.3(i), there are no actions, investigations or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000).
s.Financial Statements; Financial Condition. All consolidated financial statements of Borrower and its Subsidiaries delivered to Agent and the Lenders fairly present in all material respects the consolidated financial condition and consolidated results of operations of Borrower and its Subsidiaries as of the dates thereof and for the periods covered thereby, subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnote disclosures. There has not been any material deterioration in the consolidated financial condition of Borrower and its Subsidiaries since the date of the most recent financial statements submitted to Agent and the Lenders.
t.Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; Borrower is not an “insolvent person” within the meaning of the BIA; and Borrower is able to pay their debts (including trade debts) generally as they mature.
u.Regulatory Compliance. Borrower is not required to register as an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and its Subsidiaries (a) have complied with all Applicable Laws applicable to Borrower and its Subsidiaries, except to the extent that failure to comply could not reasonably be expected to have a material adverse effect on Borrower’s business or operations, and (b) have not violated any Applicable Law the violation of which could reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower and each of its Subsidiaries have duly complied with, and their respective facilities, business, assets, property, leaseholds, real property and Equipment are in compliance with, Environmental Laws, except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business or operations; there have been no outstanding citations, notices or orders of non-compliance issued to Borrower or any of its Subsidiaries or relating to their respective facilities, businesses, assets, property, leaseholds, real property or Equipment under such Environmental Laws which could reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except where the failure to obtain or make or file the same would not reasonably be expected to have a material adverse effect on Borrower’s business or operations.
v.Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

w.Tax Returns and Payments; Pension Contributions.
w.Borrower and each of its Subsidiaries have timely filed, or submitted extensions for, all required tax returns and reports, and Borrower and each of its Subsidiaries have timely paid all foreign, federal, provincial, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Fifty Thousand Dollars ($50,000). Borrower is unaware of any claims or adjustments proposed for any of Borrower’s or any of its Subsidiary’s prior tax years which could reasonably be expected to result in additional taxes becoming due and payable by Borrower or any of its Subsidiaries in excess of Fifty Thousand Dollars ($50,000) in the aggregate.
x.Borrower and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries has withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries in excess of Two Hundred Fifty Thousand Dollars ($250,000), including any liability to the Pension Benefit Guaranty Corporation, the Pension Benefit Guarantee Fund established under the Pension Benefits Act (Ontario) or its successors or any other Governmental Authority. Borrower does not have, sponsor, administer, contribute to, participate in, or assume any liability (including any contingent liability) under any Defined Benefit Plan.
x.Sanctions. Neither Borrower nor any of its Subsidiaries is: (a) in violation of any Sanctions; or (b) a Sanctioned Person. Neither Borrower nor any of its Subsidiaries, directors, officers or, to the knowledge of Borrower, any of its employees, agents or Affiliates: (i) conducts any business or engages in any transaction or dealing with any Sanctioned Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person; (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any Sanctions; (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Sanctions; or (iv) otherwise engages in any transaction that could cause Agent or the Lenders to violate any Sanctions.
y.“Know Your Customer” Information. All materials and information provided by Borrower to Agent and the Lenders in connection with applicable “know your customer” and AML Legislation are true and correct.
z.Healthcare Permits. Except in each case to the extent that any failure to do so could not reasonably be expected to have a material adverse effect on the business or operations of Borrower: (a) Borrower has obtained all Healthcare Permits and other rights from, and has made all declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in the management and/or operation of their respective business; (b) each such Healthcare Permit is valid and in full force and effect, and Borrower is in compliance with the terms and conditions of all such Healthcare Permits; and (c) Borrower has not received notice from any Governmental Authority with respect to the revocation, suspension, restriction, limitation or termination of any Healthcare Permit nor, to the knowledge of Borrower, is any such action proposed or threatened in writing.
aa.Compliance with Healthcare Laws.
y.Borrower is in compliance with all applicable Healthcare Laws, except to the extent that any failure to do so could not reasonably be expected to have a material adverse effect on the business or operations of Borrower. Without limiting the generality of the foregoing, Borrower has not received written notice by a Governmental Authority of any violation (or of any investigation, audit, or other proceeding involving allegations of any violation) of any Healthcare Laws, and no investigation, inspection, audit or other proceeding involving allegations of any violation is, to the knowledge of Borrower, threatened in writing against Borrower, in each case, which could reasonably be expected to have a material adverse effect on the business or operations of Borrower and which has not been reported to Agent.
z.To the knowledge of Borrower, Borrower is not in default or violation of any law which is applicable to Borrower or its respective assets or the conduct of its respective businesses and Borrower has not been debarred or excluded from participation under a state or federal health care program, including any state or federal workers compensation program, which default, violation, debarment or exclusion could reasonably be expected to materially and adversely affect the business or operations of Borrower.
aa.Borrower is not a party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Authority, in each case which could reasonably be expected to have a material adverse effect on the business or operations of Borrower.
•AFFIRMATIVE COVENANTS
Borrower shall do all of the following:
ab.Use of Proceeds. Cause the proceeds of the Credit Extensions to be used solely (a) as working capital or (b) to fund its general business purposes, and not for personal, family, household or agricultural purposes.
ac.Government Compliance.
ab.Maintain its and all of its Subsidiaries’ legal existence (except as permitted under Section 6.3 with respect to Subsidiaries only) and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply with all laws, ordinances and regulations to which it is subject, except to the extent that failure to comply could not reasonably be expected to have a material adverse effect on the business or operations of Borrower and its Subsidiaries.
ac.Obtain all of the Governmental Approvals necessary for the performance by Borrower and each of its Subsidiaries of their obligations under the Loan Documents to which it is a party, including any grant of a security interest to Agent, for the ratable benefit of the Lenders, in all of the Collateral. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Agent.
ad.Cause the operations and property of Borrower and its Subsidiaries to comply, with all applicable Healthcare Laws, except to the extent that failure to comply could not reasonably be expected to have a material adverse effect on the business or operations of Borrower and its Subsidiaries. Without limiting the foregoing, the operations and property of Borrower and each of its Subsidiaries shall comply with HIPAA in all material respects. Borrower established and maintains a corporate compliance program that (i) addresses the material Requirements of Law, including all applicable Healthcare Laws, of Governmental Authorities having jurisdiction over its business and operations, and (ii) has been structured in all material respects to account for the guidance issued by the U.S. Department of Health and Human Services regarding characteristics of effective corporate compliance programs. As of the Effective Date, Borrower has delivered to Agent and the Lenders an accurate and complete copy of each material report, study, survey or other document of which Borrower has knowledge that addresses or otherwise relates to the compliance by Borrower and each of its Subsidiaries, with applicable Healthcare Laws.
ad.Financial Statements, Reports, Certificates. Provide Agent and each Lender the following:
a.Monthly Financial Statements. As soon as available, but no later than thirty (30) days after the last day of each calendar month, a company prepared consolidated and consolidating balance sheet, cash flow statement, and income statement covering Parent’s and its Subsidiaries’ operations for such month certified by a Responsible Officer of Borrower and in a form reasonably acceptable to Agent and the Lenders;
b.Monthly Compliance Certificates. As soon as available, but no later than thirty (30) days after the last day of each calendar month, together with the statements set forth in Section 5.3(a), a duly completed Compliance Certificate signed by a Responsible Officer of Parent, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement (or if not, reasonably describing any applicable Event of Default, if any), and setting forth calculations showing compliance with the financial covenants (if any) set forth in this Agreement and such other information as Agent or the Lenders may reasonably request;
c.Quarterly Financial Statements. As soon as available, but no later than forty-five (45) days after the last day of each fiscal quarter, commencing with the fiscal quarter ending on June 30, 2021, a company prepared consolidated and consolidating (if applicable) balance sheet, cash flow statement, and income statement covering Parent’s and each of its Subsidiary’s operations for such quarter;
d.Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the last day of Borrower’s fiscal year, commencing with the fiscal year ending on December 31, 2021, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (other than a going concern qualification with respect to Borrower’s liquidity only) on the financial statements from a nationally recognized, independent certified public accounting firm;
e.Annual Operating Budget and Financial Projections. Within thirty (30) days after the last day of each fiscal year of Borrower, and contemporaneously with any updates or amendments thereto approved by the Parent’s Board, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the then-current fiscal year of Parent, and (ii) annual financial projections for the then-current fiscal year (on a quarterly basis) of Parent, in each case as approved by Parent’s Board, together with any related business forecasts used in the preparation of such annual financial projections;
f.SEC Filings. Within five (5) Business Days of filing, notification of the filing and copies of all periodic and other reports, proxy statements and other materials filed by Borrower and/or any of its Subsidiaries or any Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders generally, as the case may be. Documents required to be delivered pursuant to the terms of this Agreement (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower or any of its Subsidiaries posts such documents, or provides a link thereto, on Borrower’s or any of its Subsidiaries’ website on the internet at Borrower’s or any of its Subsidiaries’ website address; provided, however, Borrower shall promptly notify Agent and the Lenders in writing (which may be by electronic mail) of the posting of any such documents;
g.Security Holder and Subordinated Debt Holder Reports. Within five (5) Business Days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders generally or to any holders of Subordinated Debt (solely in their capacities as security holders or holders of Subordinated Debt and not in any other role);
h.Beneficial Ownership Information. Prompt written notice of any changes to the beneficial ownership information set out in Section 14 of the Perfection Certificate. Borrower understands and acknowledges that each Lender relies on such true, accurate and up-to-date beneficial ownership information to meet such Lender’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers;
i.Legal Action Notice. Prompt written notice of any legal actions, investigations or proceedings pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000) or more;
j.Tort Claim Notice. If Borrower shall acquire a commercial tort claim with an expected value in excess of One Hundred Thousand Dollars ($100,000), individually or in the aggregate, Borrower shall promptly notify Agent in a writing signed by Borrower of the general details thereof and grant to Agent, for the ratable benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent;
k.Government Filings. Within five (5) Business Days after the same are sent or received, copies of all correspondence, reports, documents and other filings by Borrower or any of its Subsidiaries with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Applicable Law or that could reasonably be expected to have a material adverse effect on the business of Borrower and its Subsidiaries, taken as a whole;
l.Registered Organization. If Borrower is not a Registered Organization as of the Effective Date but later becomes one, promptly notify Agent of such occurrence and provide Agent with Borrower’s organizational identification number;
m.Default. Prompt written notice of the occurrence of an Event of Default;
n.Insurance Policies. Within two (2) Business Days after the same is received by Borrower, a copy of any written notice from the applicable insurer of any insurance policy of Borrower being altered in any material respect; and
o.Other Financial Information. Other financial information reasonably requested by Agent or any Lender.
ae.Taxes; Pensions.
p.Timely file, and require each of its Subsidiaries to timely file (in each case, unless subject to a valid extension), all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except to the extent otherwise permitted under Section 4.8(a) hereof, and shall deliver to Agent, on demand, appropriate certificates attesting to such payments, and pay, and require each of its Subsidiaries to pay, all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
q.To the extent Borrower or any of its Subsidiaries defers payment of any contested taxes in excess of Twenty-Five Thousand dollars ($25,000) individually or in the aggregate, (i) notify Agent in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.”
af.Access to Collateral; Books and Records. Allow Agent or its agents, at reasonable times, on five (5) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books. Such inspections or audits shall be conducted no more often than once per fiscal year, unless an Event of Default has occurred and is continuing, in which case such inspections and audits shall occur as often as Agent shall determine is necessary. The foregoing inspections and audits shall be conducted at Borrower’s expense and the charge therefor shall be One Thousand Dollars ($1,000) per person per day (or such higher amount as shall represent Agent’s then-current standard charge for the same), plus out-of-pocket expenses. In the event Borrower and Agent schedule an audit more than eight (8) days in advance, and Borrower cancels or seeks to or reschedules the audit with less than eight (8) days written notice to Agent, then (without limiting any of Agent’s or any Lender’s rights or remedies) Borrower shall pay Agent a fee of Two

Thousand Dollars ($2,000) plus any reasonable out-of-pocket expenses incurred by Agent to compensate Agent for the anticipated costs and expenses of the cancellation or rescheduling.
ag.Insurance.
r.Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Agent may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are reasonably satisfactory to Agent.
s.All property policies shall have a lender’s loss payable endorsement showing Agent as lender loss payee. All liability policies shall show, or have endorsements showing, Agent as an additional insured as its interests may appear. Agent shall be named as lender loss payee and/or additional insured (as its interests may appear), as applicable, with respect to any such insurance providing coverage in respect of any Collateral.
t.Ensure that proceeds payable under any property policy are, at Agent’s option if an Event of Default has occurred and is continuing, payable to Agent for the ratable benefit of the Lenders on account of the Obligations. Notwithstanding the foregoing, (i) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate for all losses under all casualty policies during any fiscal year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (A) shall be of equal or like value as the replaced or repaired Collateral and (B) shall be deemed Collateral in which Agent has been granted a first priority security interest, and (ii) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Agent, be payable to Agent on account of the Obligations.
u.At Agent’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 5.6 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Agent, that it will give Agent thirty (30) days prior written notice before any such policy or policies shall be canceled. If Borrower fails to obtain insurance as required under this Section 5.6 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in this Section 5.6, and take any action under the policies Agent deems prudent.
ah.Operating Accounts.
v.Maintain a deposit/operating account with SVB.
w.In addition to the foregoing, Borrower, any Subsidiary of Borrower and any Guarantor, shall obtain any business credit card, letter of credit and cash management services exclusively from SVB.
x.In addition to and without limiting the restrictions in (a), Borrower shall provide Agent five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than SVB or SVB’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than SVB) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of the Lenders. The provisions of the previous sentence shall not apply to (i) Borrower’s account no. xxxxxxxx1869 at Bank of America (the “BofA Account”) so long as all amounts (if any) in excess of Ten Thousand Dollars ($10,000) in such account are swept to Borrower’s accounts at SVB or HSBC (covered by a Control Agreement in favor of Agent) on a daily basis or (ii) Borrower’s account no. 182-151646-071 at HSBC Bank Canada (the “Excluded Canadian Account” and together with the BofA Account, the “Excluded Accounts”) so long as the Excluded Canadian Account is closed on or prior to July 31, 2021. The proceeds of any Term Loan Advances made by the Lenders to Borrower shall be deposited into the Designated Deposit Account at SVB and shall remain therein (Borrower shall not be permitted to spend or transfer funds in the Designated Deposit Account) together with any additional amounts required to be transferred by Borrower to insure that the amount of cash in the Designated Deposit Account at SVB is at least equal to the outstanding principal amount of all Term Loan Advances made to Borrower by the Lenders until the date on which Borrower provides Agent with evidence, satisfactory to Agent in its sole discretion, confirming that (1) any new accounts opened by Borrower at HSBC or HSBC Canada after the Effective Date have been added to the existing Control Agreement between Agent and HSBC or HSBC Canada, as applicable, (2) one hundred percent (100%) of any assets held in the Excluded Canadian Account have been deposited into an account or accounts at HSBC or HSBC Canada that are subject to a Control Agreement(s) in favor of Agent, and (3) the Excluded Canadian Account has been closed and all amounts therein transferred into Borrower’s account at SVB or an account at HSBC or HSBC Canada that is subject to a Control Agreement in favor of Agent. The date on which items (1) – (3) in the previous sentence have been satisfied shall be known as the “Banking Requirement Release Date”. In addition, Borrower shall, beginning on June 19, 2021 and continuing at all times thereafter prior to the Banking Requirement Release Date, also maintain cash in the Designated Deposit Account at SVB sufficient to repay all accrued but unpaid interest on any Term Loan Advances made by the Lenders to Borrower as well as the Final Payment, the Prepayment Premium and any other Obligations owing from Borrower to Agent or the Lenders hereunder.
ai.Reserved.
aj.Protection and Registration of Intellectual Property Rights.
y.(i) Protect, defend and maintain the validity and enforceability of Borrower’s and each Subsidiary’s Intellectual Property, except to the extent that such failure to do so would not reasonably be expected to have a material adverse effect on Borrower’s business or operations; (ii) promptly advise Agent in writing of infringements or any other event that could reasonably be expected to materially and adversely affect the value Borrower’s and each Subsidiary’s Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s or any Subsidiary’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent.
z.If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, in any calendar month, then Borrower shall include written notice thereof in the Compliance Certificate for such month, and shall execute such intellectual property security agreements and other documents and take such other actions as Agent may reasonably request to perfect and maintain a first priority perfected security interest in favor of Agent in such property constituting Collateral within ten (10) Business Days of such request. If Borrower intends to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (A) provide Agent with at least fifteen (15) days prior written notice of Borrower’s registration of such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (B) prior to the date of registration of the Copyrights or mask works described in (A), execute an intellectual property security agreement and such other documents and take such other actions as Agent may reasonably request to perfect and maintain a first priority perfected security interest in favor of Agent in such Copyrights or mask works; and (C) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Upon Agent’s written request, Borrower shall promptly provide to Agent copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for Agent to perfect and maintain a first priority perfected security interest in such property constituting Collateral.
aa.Provide written notice to Agent within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Agent reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any such Restricted License to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s and the Lenders’ rights and remedies under this Agreement and the other Loan Documents.
ak.Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, upon Agent’s request, make available to Agent, without expense to Agent or any Lender, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Agent and/or the Lenders may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent and/or any Lender with respect to any Collateral or relating to Borrower.
al.Reserved.
am.Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 6.3 and 6.7 hereof, at the time that Borrower or any Guarantor forms any Subsidiary or acquires any Subsidiary after the Effective Date (including, without limitation, pursuant to a Division), Borrower and such Guarantor shall within thirty (30) days of the formation or acquisition of any Subsidiary: (a) cause such new Subsidiary to provide to Lenders a joinder to this Agreement to become a co-borrower hereunder or a guaranty to become a Guarantor hereunder (as determined by Agent in its sole discretion after attempted consultation with Borrower), together with documentation, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Lenders a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Lenders appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to Agent; and (c) provide to Lenders all other documentation in form and substance reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.12 shall be a Loan Document.
an.Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower shall promptly notify Agent and the Lenders of all returns, recoveries, disputes and claims that could reasonably be expected to result in damages or costs to Borrower of more than Two Hundred Fifty Thousand Dollars ($250,000).
ao.Further Assurances. Execute any further instruments and take such further action as Agent and the Lenders reasonably request to perfect, protect, ensure the priority of or continue Agent’s Lien on the Collateral or to effect the purposes of this Agreement.
ap.Sanctions. (a) Not, and not permit any of its Subsidiaries to, engage in any of the activities described in Section 4.9 in the future; (b) not, and not permit any of its Subsidiaries to, become a Sanctioned Person; (c) ensure that the proceeds of the Obligations are not used to violate any Sanctions; and (d) deliver to Agent any certification or other evidence requested from time to time by Agent in its sole discretion, confirming each such Person’s compliance with this Section 5.15. In addition, have implemented, and will consistently apply while this Agreement is in effect, procedures to ensure that the representations and warranties in Section 4.9 remain true and correct while this Agreement is in effect.
aq.Post-Closing Items.
ab.As soon as possible, but no later than the date that is thirty (30) days after the Effective Date, Borrower shall deliver to Agent a landlord’s consent in favor of Agent, in form and substance satisfactory to Agent, for Borrower’s leased location at 2196 East Camelback Road #200, Phoenix, Arizona 85016, by the respective landlord thereof, together with the duly executed signatures thereto.
ac.As soon as possible, but no later than the date that is thirty (30) days after the Effective Date, Borrower shall deliver to Agent a bailee’s waiver in favor of Agent, in form and substance satisfactory to

Agent, for Borrower’s location at 6665 Millcreek Dr. Unit 1, Mississauga ON L5N 5M4 Canada, by such third party, together with the duly executed signatures thereto.
ad.As soon as possible, but no later than the date that is thirty (30) days after the Effective Date, Borrower shall deliver to Agent evidence, satisfactory to Agent that the insurance policies and endorsements required by Section 5.6 hereof are in full force and effect with respect to Borrower, together with appropriate evidence showing lender loss payable and additional insured clauses and endorsements in favor of Agent.
•NEGATIVE COVENANTS
Borrower shall not do any of the following without the prior written consent of the Lenders:
ar.Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out, surplus or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) of any Subsidiary of Parent permitted under Section 6.23 of this Agreement; (e) consisting of Borrower’s or its Subsidiaries’ use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; and (g) other Transfers in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year.
as.Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve or (except to the extent permitted under Section 6.3) permit any of its Subsidiaries to liquidate or dissolve; (c) fail to provide notice to Agent and Lenders of any Key Person departing from or ceasing to be employed by Borrower within ten (10) Business Days after such Key Person’s departure from Borrower; (d) permit, allow or suffer to occur any Change in Control; (e) without at least thirty (30) days prior written notice to Agent, (i) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Fifty Hundred Thousand Dollars ($150,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Hundred Fifty Thousand Dollars ($150,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate or pursuant to this Section 6.2, (ii) add any new jurisdiction(s) in Canada in which it carries on business or keeps tangible personal property, (iii) add any new jurisdiction(s) in which material accounts debtors are located, (iv) change its jurisdiction of organization, (v) change its corporate structure or type, (vi) change its legal name, or (vii) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to add any new offices or business locations, including warehouses, containing in excess of One Hundred Fifty Thousand Dollars ($150,000) of Borrower’s assets or property, then Borrower will use its commercially reasonable efforts to cause the landlord of any such new offices or business locations, including warehouses, to execute and deliver a landlord consent in form and substance reasonably satisfactory to Agent. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Hundred Fifty Thousand Dollars ($150,000) to a bailee, and Agent and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will use its commercially reasonable efforts to cause such bailee to execute and deliver a bailee agreement in form and substance reasonably satisfactory to Agent. Borrower shall not effect or permit any of the above-mentioned changes unless all filings have been made and all other actions taken that are required in order for Agent to continue at all times following such change to have a valid and perfected first priority Lien with respect to all of the Collateral to the extent contemplated hereunder.
at.Mergers, Amalgamations or Acquisitions. Merge, amalgamate, or consolidate, or permit any of its Subsidiaries to merge, amalgamate or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the stock, partnership, membership, or other ownership interest or other equity securities or property of another Person (including, without limitation, by the formation of any

Subsidiary or pursuant to a Division); provided, a Subsidiary may merge or consolidate into another Subsidiary or into Borrower.
au.Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
av.Encumbrance. Create, incur, allow, or suffer to exist any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens. Permit any Collateral not to be subject to the first priority security interest granted herein (Collateral may also be subject to Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent, for the ratable benefit of the Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property in favor of Agent, except (i) as is otherwise permitted in Section 6.1 hereof and the definition of “Permitted Liens” herein, (ii) customary restrictions on assignment, transfer and encumbrance in license agreements under which Borrower or a Subsidiary is the licensee, and (iii) restrictions in merger or acquisition agreements, provided that such covenants do not prohibit Borrower from granting a security interest in such Borrower’s Intellectual Property in favor of Agent for the benefit of the Lenders and provided further that the counter-parties to such covenants are not permitted to receive a security interest in Borrower’s Intellectual Property.
aw.Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 5.7(c).
ax.Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any stock, partnership, membership, or other ownership interest or other equity securities of Borrower provided that Borrower may (i) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof and pay cash in lieu of the issuance of fractional shares in connection with such conversion, (ii) pay dividends solely in common stock, (iii) repurchase the stock, partnership, membership, or other ownership interest or other equity securities of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed Two Hundred Fifty Thousand Dollars ($250,000) per fiscal year, and (iv) make intra-Borrower distributions; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.
ay.Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) transactions between and Borrower and any of its Subsidiaries which are otherwise permitted hereunder, (c) transactions expressly permitted by Sections 6.1, 6.3, and/or 6.7, (d) employee agreements or arrangements, compensation arrangements and reimbursements of expenses of current officers, employees or directors in the ordinary course of business approved by Parent’s Board, (e) retention, bonus or similar arrangements in the ordinary course of business approved by Parent’s Board, and (f) equity financings and Subordinated Debt financings with existing investors that are, in each case, approved by Borrower’s board of directors so long as they do not result in a Change in Control hereunder.
az.Subordinated Debt. Except as expressly permitted under the terms of the subordination, intercreditor, or other similar agreement to which any Subordinated Debt is subject: (a) make or permit any payment on such Subordinated Debt; or (b) amend any provision in any document relating to such Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Agent and the Lenders. Notwithstanding the foregoing, so long as (i) no Event of Default has occurred or would result immediately after the making of any such payment, and (ii) Borrower provides the Lenders with evidence, satisfactory to the Lenders in their reasonable discretion, confirming that Borrower has Remaining Months Liquidity of at least twelve (12) both prior to and immediately after the making of any principal payment, Borrower may be permitted to make regularly scheduled principal payments in an aggregate amount not to exceed Two Million Dollars ($2,000,000) owing by Medavail, Inc. to MYOS Corp. under and pursuant to the terms of that certain Promissory Note dated as of November 17, 2020 issued by Borrower to MYOS Corp. (as in effect on the Effective Date) in connection with and pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization by and among Medavail, Inc., Matrix Merger Sub, Inc. and MYOS Rens Technology, Inc. date as of June 30, 2020 (the “MYOS Seller Debt”).
ba.Compliance. (a) Become required to register as an “investment company” under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; (b)(i) fail to meet the minimum funding requirements of ERISA, (ii) permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, (iii) fail to comply with the Federal Fair Labor Standards Act or the Canada Labour Code, or (iv) violate any other law or regulation, if the foregoing subclauses (i) through (iv), individually or in the aggregate, could reasonably be expected to have a material adverse effect on Borrower’s business or operations, or permit any of its Subsidiaries to do so; or (c) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation, the Pension Benefit Guarantee Fund established under the Pension Benefits Act (Ontario) or its successors or any other Governmental Authority. Borrower shall not establish, sponsor, administer, contribute to, participate in, or assume any material liability (including any contingent liability) under any Defined Benefit Plan.
bb.Subsidiary Assets. Permit the aggregate value of assets held by any Subsidiaries of Borrower that is not either co-Borrowers or secured Guarantors hereunder to exceed One Million Dollars ($1,000,000) at any time.
bc.Use of Proceeds. Borrower will not request any Credit Extension, and Borrower shall not use, and shall procure that each Subsidiary and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Credit Extension: (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws; (b) for the purpose of funding, financing or facilitating any prohibited activities, business or transaction of or with any Sanctioned Person; or (c) in any other manner that would result in the violation of any Sanctions.
•EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
bd.Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);
be.Covenant Default.
ae.Borrower fails or neglects to perform any obligation in Section 5 (other than Sections 5.2 (Government Compliance), 5.10 (Litigation Cooperation), 5.13 (Inventory; Returns), and 5.14 (Further Assurances)) or violates any covenant in Section 6; or
af.Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 7) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain or any covenants set forth in clause (a) above;
bf.Material Adverse Change. A Material Adverse Change occurs;
bg.Attachment; Levy; Restraint on Business.
ag.(i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or any Subsidiary, or (ii) a notice of lien or levy is filed against any of Borrower’s or any of its Subsidiaries’ assets with a value in excess of One Hundred Thousand Dollars ($100,000) by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or
ah.(i) any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting all or any material part of its business and such order is not discharged or stayed within ten (10) days after the occurrence thereof;
bh.Insolvency. (a) Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist or until any Insolvency Proceeding is dismissed);
bi.Other Agreements. There is, under any agreement to which Borrower, any of Borrower’s Subsidiaries, or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Three Hundred Thousand Dollars ($300,000); or (b) any breach or default by Borrower, any of Borrower’s Subsidiaries, or Guarantor, the result of which could reasonably be expected to have a material adverse effect on the business or operations of Borrower;
bj.Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Three Hundred Thousand Dollars ($300,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or any of its Subsidiaries by any Governmental Authority, and the same are not, within ten (10) Business Days after the entry, assessment or issuance thereof, discharged, or after execution thereof, or stayed pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, or stay of such fine, penalty, judgment, order or decree);
bk.Misrepresentations. Borrower or any of its Subsidiaries or any Person acting for Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Agent or any Lender or to induce Agent or any Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made (it being agreed and acknowledged by Agent and each Lender that the projections and forecasts provided by Borrower or any of its Subsidiaries in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results);

bl.Subordinated Debt. If: (a) any subordination agreement entered into with Agent or any Lender with respect to any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, or any Person (other than SVB) shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder; (b) an event of default (however defined) has occurred under any document, instrument, or agreement evidencing any Subordinated Debt, which event of default shall not have been cured or waived within any applicable grace period; or (c) the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;
bm.Lien Priority. There is a material impairment in the perfection or priority of Agent’s security interest in the Collateral;
a.Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 7.3, 7.4, 7.5, 7.6, 7.7, or 7.8 of this Agreement occurs with respect to any Guarantor, (d) the liquidation, winding up, or termination of existence of any Guarantor not expressly permitted under Section 6.3; or
b.Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term, or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal causes or could reasonably be expected to cause a Material Adverse Change, in any other jurisdiction.
c.Delisting. Shares of Parent’s common stock are delisted from the NASDAQ because of Parent’s failure to comply with continued listing standards thereof or due to a voluntary delisting which results in such shares not being listed on such exchange or market.
•RIGHTS AND REMEDIES
d.Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent, as directed by Lenders in accordance with the Lender Intercreditor Agreement or, if such rights and remedies are not addressed in the Lender Intercreditor Agreement, as directed by Lenders having a majority of the Obligations, may, without notice or demand, do any or all of the following:
ai.declare all Obligations immediately due and payable (but if an Event of Default described in Section 7.5 occurs all Obligations are immediately due and payable without any action by Agent or any Lender);
aj.stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement among Borrower, Agent and/or any Lenders;
ak.demand that Borrower (i) deposit cash with SVB in an amount equal to at least (A) 105.0% of the aggregate face amount of any Letters of Credit denominated in Dollars remaining undrawn, and (B) 110.0% of the Dollar Equivalent of the aggregate face amount of any Letters of Credit denominated in a Foreign Currency remaining undrawn (plus, in each case, all interest, fees, and costs due or estimated by SVB to become due in connection therewith), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

al.terminate any FX Contracts (it being understood and agreed that (i) SVB is not obligated to deliver the currency which Borrower has contracted to receive under any FX Contract, and SVB may cover its exposure for any FX Contracts by purchasing or selling currency in the interbank market as SVB deems appropriate; (ii) Borrower shall be liable for all losses, damages, costs, margin obligations and expenses incurred by SVB arising from Borrower’s failure to satisfy its obligations under any FX Contract or the execution of any FX Contract; and (iii) SVB shall not be liable to Borrower for any gain in value of a FX Contract that SVB may obtain in covering Borrower’s breach);
am.verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent and/or the Lenders consider advisable, and notify any Person owing Borrower money of Agent’s security interest in such funds;
an.make any payments and do any acts Agent or any Lender considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates. Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Agent a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s rights or remedies;
ao.apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) amount held by Agent owing to or for the credit or the account of Borrower;
ap.ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. For use solely upon the occurrence and during the continuation of an Event of Default, Agent, for the benefit of the Lenders, is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section 8.1, Borrower’s rights under all licenses and all franchise agreements inure to Agent, for the ratable benefit of the Lenders;
aq.place a “hold” on any account maintained with Agent or Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
ar.demand and receive possession of Borrower’s Books;
as.appoint by instrument in writing one or more Receivers of any Borrower or Guarantor or any or all of the Collateral with such rights, powers and authority (including any or all of the rights, powers and authority of Agent or any Lender under this Agreement) as may be provided for in the instrument of appointment or any supplemental instrument, and remove and replace any such Receiver from time to time. To the extent permitted by Applicable Law, any Receiver appointed by Agent shall (for purposes relating to responsibility for the Receiver's acts or omissions) be considered to be the agent of the applicable Borrower/Guarantor and not of Agent or any Lender;
at.obtain from any court of competent jurisdiction an order for the appointment of a Receiver of any Borrower/Guarantor or for the sale or foreclosure of any or all of the Collateral;
au.realize on any or all of the Collateral and sell, lease, assign, give options to purchase, or otherwise dispose of and deliver any or all of the Collateral (or contract to do any of the above), in one or more parcels at any public or private sale, on such terms and conditions as Agent may deem advisable and at such prices as it may deem best, and

av.exercise all rights and remedies available to Agent and the Lenders under the Loan Documents or at law or equity, including all remedies provided under the Code or any Applicable Law (including disposal of the Collateral pursuant to the terms thereof).
e.Power of Attorney. Borrower hereby irrevocably appoints Agent, for the benefit of the Lenders, as its true and lawful attorney-in-fact, (a) exercisable upon the occurrence and during the continuance of an Event of Default, to: (i) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (iii) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Agent’s or Borrower’s name, as Agent chooses); (iv) make, settle, and adjust all claims under Borrower’s insurance policies; (v) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (vi) transfer the Collateral into the name of Agent or a third party as the Code permits; and (b) regardless of whether an Event of Default has occurred, to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral. Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until such time as all Obligations (other than inchoate indemnity obligations) have been satisfied in full, Agent is under no further obligation to make Credit Extensions and the Loan Documents have been terminated. Agent shall not incur any liability in connection with or arising from the exercise of such power of attorney and shall have no obligation to exercise any of the foregoing rights and remedies.
f.Protective Payments. If Borrower fails to obtain the insurance called for by Section 5.6 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s or any Lender’s waiver of any Event of Default.
g.Application of Payments and Proceeds. Agent may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Agent shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Agent and the Lenders for any deficiency. If Agent, in its commercially reasonable discretion, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of cash therefor.
h.Liability for Collateral. Agent’s and Lenders’ sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in their possession or under the control of Agent and/or Lenders, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as Agent and/or Lenders deal with their own property consisting of similar instruments or interests. Borrower bears all risk of loss, damage or destruction of the Collateral.
i.No Waiver; Remedies Cumulative. Agent’s and any Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Agent’s and each Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Agent and each Lender have all rights and remedies provided under the Code, by law, or in equity. Agent’s or any Lender’s exercise of one right or remedy is not an election and shall not preclude Agent or any Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.
j.Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.
k.Borrower Liability. Any Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints each other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be liable for the Credit Extensions and Obligations as set forth on Schedule I hereto. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other Applicable Law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Agent or any Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Agent or any Lender may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Agent or any Lender under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 8.8 shall be null and void. If any payment is made to a Borrower in contravention of this Section 8.8, such Borrower shall hold such payment in trust for Lenders and such payment shall be promptly delivered to Agent for application to the Obligations, whether matured or unmatured.
•AGENT
l.Appointment and Authority.
aw.Each Lender hereby irrevocably appoints SVB to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
ax.The provisions of this Section 9 are solely for the benefit of Agent and Lenders, and Borrower shall not have rights as a third-party beneficiary of any of such provisions. Notwithstanding any provision to the contrary elsewhere in this Agreement, Agent shall not have any duties or responsibilities to any Lender or any other Person, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.
m.Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Indemnified Persons. The exculpatory provisions of this Section 9.2 shall apply to any such sub-agent and to the Indemnified Persons of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

n.Exculpatory Provisions. Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent shall not:
ay.be subject to any fiduciary, trust, agency or other similar duties, regardless of whether any Event of Default has occurred and is continuing;
az.have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Lenders, as applicable; provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or Applicable Law; and
ba.except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and Agent shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as Agent or any of its Affiliates in any capacity.
Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lenders (or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.6) or (ii) in the absence of its own gross negligence or willful misconduct.
Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.
o.Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. In determining compliance with any condition hereunder to the making of a Credit Extension that, by its terms, must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Credit Extension. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon Lenders and all future holders of the Credit Extensions.
p.Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default (except with respect to defaults in the payment of principal, interest or fees required to be paid to Agent for the account of Lenders), unless Agent has received notice from a Lender or Borrower referring to this Agreement, describing such Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Event of Default as shall be reasonably directed by the Lenders.
q.Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by Agent hereafter taken, including any review of the affairs of a Group Member or any Affiliate of a Group Member, shall be deemed to constitute any representation or warranty by Agent to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Group Members and their Affiliates and made its own decision to make its Credit Extensions hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any Affiliate of a Group Member that may come into the possession of Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.
a.Indemnification. Each Lender agrees to indemnify Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so in accordance with the terms hereof, according to its Term Loan Commitment Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Obligations shall have been paid in full, in accordance with its Term Loan Commitment Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Credit Extensions) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Credit Extensions and all other amounts payable hereunder.
b.Agent in Its Individual Capacity. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower, any Guarantor or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.
c. Successor Agent. Agent may at any time give notice of its resignation to Lenders and Borrower, which resignation shall not be effective until the time at which the majority of the Lenders have delivered to Agent their written consent to such resignation. Upon receipt of any such notice of resignation, the Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a financial institution with an office in the State of California, or an Affiliate of any such bank with an office in the State of California. If no such successor shall have been so appointed by the Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent has received the written consent of the majority of the Lenders to such resignation, then the retiring Agent may on behalf of Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that in no event shall any such successor Agent be a Defaulting Lender and provided further that if the retiring Agent shall notify Borrower and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed and such collateral security is assigned to such successor Agent) and (2) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as the Lenders appoint a successor Agent as provided for above in this Section 9.9. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.9). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Indemnified Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
d.Defaulting Lender.
1.Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as long as said Lender is a Defaulting Lender.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise, and including any amounts made available to the Agent by such Defaulting Lender pursuant to Section 12.10), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as Borrower may request (so long as no Event of Default exists), to the funding of any Term Loan Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and Borrower, to be held in a Deposit Account and released pro rata to satisfy such Defaulting Lender’s potential future funding obligations with respect to Term Loan Advances under this Agreement; fourth, so long as no Event of Default has occurred and is continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Term Loan Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Term Loan Advances were made at a time when the conditions set forth in Section 2.1 were satisfied or waived, such payment shall be applied solely to pay the Term Loan Advance of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loan Advances of such Defaulting Lender until such time as all Term Loan Advances are held by the Lenders pro rata in accordance with the Term Loan Commitments under this Agreement. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 9.10(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees. No Defaulting Lender shall be entitled to receive any fee pursuant to Section 1.3 for any period during which such Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).
2.Defaulting Lender Cure. If Borrower and Agent agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Term Loan Advances of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Term Loan Advances to be held on a pro rata basis by the Lenders in accordance with their respective Term Loan Commitment Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while such Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.
3.Termination of Defaulting Lender. Borrower may terminate the unused amount of the Term Loan Commitment of any Lender that is a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 9.10(a)(ii) will apply to all amounts thereafter paid by Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim Borrower, Agent or any Lender may have against such Defaulting Lender.
4.If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the non-Defaulting Lenders may, to the extent permitted by Applicable Law, by notice in writing to Borrower and such Person, remove such Person as Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the non-Defaulting Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the non-Defaulting Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
i.Erroneous Payments.
1.If the Agent notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Lender (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

2.Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
1.(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
2.such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 9.10.2(b).
3.Each Lender hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Agent to such Lender from any source, against any amount due to the Agent under clause (a) hereof or under the indemnification provisions of this Agreement.
4.In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with clause (a) hereof, from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned all Obligations owing from Borrower to such Lender hereunder (but not its Term Loan Commitments) with respect to which such Erroneous Payment was made in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes (if any) evidencing such Obligations to the Borrower or the Agent, (ii) the Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Term Loan Commitments which shall survive as to such assigning Lender, and (iv) the Agent may reflect in the register (if any) its ownership interest in the Obligations subject to the Erroneous Payment Deficiency Assignment. The Agent may, in its discretion, sell any Obligations acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such portion of the Obligations, and the Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Term Loan Commitments of any Lender and such Term Loan Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Agent has sold any portion of the Obligations acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
5.The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any Guarantor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower or any Guarantor for the purpose of making such Erroneous Payment.
6.To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine
7.Each party’s obligations, agreements and waivers under this Section 9.10.2 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Term Loan Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
•NOTICES
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below; provided that, for clause (b), if such notice, consent, request, approval, demand or other communication is not sent during the normal business hours of the recipient, it shall be deemed to have been sent at the opening of business on the next Business Day of the recipient. Agent or Borrower may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.
If to Borrower:        MedAvail Holdings, Inc., on behalf of all Borrowers
        2196 East Camelback Road, Suite 200
        Phoenix, AZ 85016
        Attn:     Chief Executive Officer
        Email:     ekilroy@medavail.com
with a copy to (which shall not constitute notice):

                 Wilson Sonsini Goodrich & Rosati P.C.
                    650 Page Mill Road
                    Palo Alto, CA 94304
                    Attn: Eric Hsu, Esq.
                    Email: ehsu@wsgr.com

If to Agent or SVB:        Silicon Valley Bank
4370 La Jolla Village Drive, Suite 1050
San Diego, CA 92122
Attn: Brendan Crawford, Vice President
Email: bcrawford@svb.com
with a copy to (which shall not constitute notice):

                    DLA Piper LLP (US)
                    401 B Street, Suite 1700
                    San Diego, CA 92101
                    Attn: Laurie E. Hutchins, Esq.
                    Email: Laurie.Hutchins@us.dlapiper.com

If to SVB Capital:    SVB Innovation Credit Fund VIII, L.P.
c/o SVB Capital
2770 Sand Hill Road
Menlo Park, CA 94025
Attn: SVB Capital Finance and Operations
Email: svbcapitalcredit@svbank.com; SVBCapCreditFinance@svb.com

•CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER; JUDICIAL REFERENCE
Except as otherwise expressly provided in any of the Loan Documents, California law governs the Loan Documents without regard to principles of conflicts of law that would require the application of the laws of another jurisdiction. Borrower, Agent, and Lenders each irrevocably and unconditionally submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent or Lenders from bringing suit or taking other legal action in any other jurisdiction with respect to the Loan Documents or to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent or any Lender. Borrower expressly, irrevocably and unconditionally submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby irrevocably and unconditionally consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, AGENT AND EACH LENDER EACH WAIVES THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT. EACH PARTY HERETO HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara

County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
This Section 11 shall survive the termination of this Agreement and the repayment of all Obligations.
•GENERAL PROVISIONS
e.Termination Prior to Term Loan Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations) have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement and the repayment of all Obligations, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 3.1 of this Agreement), this Agreement may be terminated prior to the Term Loan Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Agent. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination and the repayment of all Obligations shall continue to survive notwithstanding this Agreement’s termination and the repayment of all Obligations.
f.Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign or transfer this Agreement or any rights or obligations under it without Agent and Lenders’ prior written consent (which may be granted or withheld in Agent’s and Lenders’ sole discretion) and any other attempted assignment or transfer by Borrower shall be null and void. Agent and each Lender has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents.
bb.Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Credit Extensions owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
bc.Each Lender that sells a participation to any Person (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Credit Extensions owing to it) shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Credit Extensions or other obligations under the Loan Documents (the “Participant Register”) to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as administrative agent) shall have no responsibility for maintaining a Participant Register.

g.Indemnification.
bd.General Indemnification. Borrower shall indemnify, defend and hold Agent, each Lender and their respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of Agent and its Affiliates or any Lender and its Affiliates (each, an “Indemnified Person”) harmless against: (i) all losses, claims, damages, liabilities and related expenses (including Lenders’ Expenses and the reasonable fees, charges and disbursements of any counsel for any Indemnified Person) (collectively, “Claims”) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Credit Extension or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any environmental liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnified Person is a party thereto; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person. All amounts due under this Section 12.3 shall be payable promptly after demand therefor.
be.Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) or any loss of profits arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Credit Extension, or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
This Section 12.3 shall survive the termination of this Agreement and the repayment of all Obligations until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.
h.Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
i.Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
j.Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be effective unless, and only to the extent, expressly set forth in a writing signed by Agent, with the consent of the Lenders in accordance with the Lender Intercreditor Agreement or, if such item is not addressed in the Lender Intercreditor Agreement, as consented to by a majority of the Lenders, and Borrower. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

k.Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.
l.Confidentiality. Agent and each Lender agrees to maintain the confidentiality of Information (as defined below), except that Information may be disclosed (a) to Agent and/or any Lender’s Subsidiaries and Affiliates, and their respective employees, directors, agents, attorneys, accountants and other professional advisors (collectively, “Representatives” and, together with Agent and the Lenders, collectively, “Lender Entities”) provided that Lender Entities agree to be bound by the confidentiality provisions set forth in this Section 12.8; (b) to prospective transferees, assignees, credit providers or purchasers of Agent’s or Lenders’ interests under or in connection with this Agreement and their Representatives (provided, however, Agent and the Lenders shall use first obtain any such prospective transferee’s, assignee’s, credit provider’s, purchaser’s or their Representatives’ agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Agent’s or any Lender’s regulators or as otherwise required or requested in connection with Agent’s or any Lender’s examination or audit; (e) in connection with the exercise of remedies under the Loan Documents or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; and (f) to third-party service providers of Agent and/or any Lender so long as such service providers have executed a confidentiality agreement with Agent or the Lenders, as applicable, with terms no less restrictive than those contained herein. “Information” means all information received from Borrower regarding Borrower or its business, in each case other than information that is either: (i) in the public domain or in Agent’s or any Lender’s possession when disclosed to Agent or such Lender, or becomes part of the public domain (other than as a result of its disclosure by Agent or a Lender in violation of this Agreement) after disclosure to Agent and/or the Lenders; or (ii) disclosed to Agent and/or a Lender by a third party, if Agent or such Lender, as applicable, does not know that the third party is prohibited from disclosing the information.
m.Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures, including any Electronic Signature as defined in the Electronic Transactions Law (2003 Revision) of the Cayman Islands (the “Cayman Islands Electronic Signature Law”), if applicable, or the keeping of records in electronic form, including any Electronic Record, as defined in Cayman Islands Electronic Signature Law, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any Applicable Law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Cayman Islands Electronic Signature Law; provided, however that sections 8 and 19(3) of the Cayman Islands Electronic Signature Law shall not apply to this Agreement or the execution or delivery thereof.
n.Right of Setoff. Borrower hereby grants to Agent, for the ratable benefit of the Lenders, a Lien, security interest, and a right of setoff as security for all Obligations to Agent and the Lenders, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any entity under the control of Agent (including a subsidiary of Agent) or in transit to any of them, and other obligations owing to Agent or any such entity. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Agent or any Lender may setoff the same or any part thereof and apply the same to any Obligation of Borrower then due regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE AGENT OR ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
o.Captions and Section References. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement. Unless indicated otherwise, section references herein are to sections of this Agreement.

p.Construction of Agreement. The parties hereto mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
q.Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.
r.Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.
s.Anti-Terrorism Law. Each Lender hereby notifies Borrower that, pursuant to the requirements of Anti-Terrorism Law, it may be required to obtain, verify and record information that identifies Borrower, which information may include the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with Anti-Terrorism Law. Borrower hereby agrees to take any action necessary to enable each Lender to comply with the requirements of Anti-Terrorism Law.
t.Québec Matters. For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” , “reservation of ownership” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the Code shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” hypothec as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” or “mechanics, materialmen, repairmen, construction contractors or other like Liens” shall include “legal hypothecs” and “legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable”, (l) “joint and several” shall include “solidary”, (m) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “rank” or “prior claim”, as applicable (q) “survey” shall include “certificate of location and plan”, (r) “state” shall include “province”, (s) “fee simple title” shall include “absolute ownership” and “ownership” (including ownership under a right of superficies), (t) “accounts” shall include “claims”, (u) “legal title” shall be including “holding title on behalf of an owner as mandatory or prete-nom”, (v) “ground lease” shall include “emphyteusis” or a “lease with a right of superficies, as applicable, (w) “leasehold interest” shall include a “valid lease”, (x) “lease” shall include a “leasing contract” and (y) “guarantee” and “guarantor” shall include “suretyship” and “surety”, respectively. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.
u.Permitted Liens. For the avoidance of doubt, any reference to a Permitted Lien shall not serve to subordinate or postpone any Lien created by any Loan Document to such Permitted Lien.

v.Channels. Access, pursuant to SVB’s online banking platform or any other SVB system, to Borrower’s account(s) provided by SVB’s Canada Branch is provided for convenience only, and SVB shall not be liable or responsible in any way for any losses or damage of any kind relating to Borrower’s use of, or reliance upon any information or statement contained in or generated by, such online banking platform or other SVB system as it pertains to Borrower’s account(s). Any and all obligations relating to Borrower the Term Loan Advances shall be governed solely by this Agreement.
w.Privacy. From time to time Agent and the Lenders may collect personal information (e.g., name, date of birth, passport information, address, etc.) about Borrower’s authorized signatories, employees, directors, officers and beneficial owners. This information may be provided directly by the individual or by Borrower. By signing below, Borrower: (a) consents to the sharing of information by Agent and the Lenders (including personal information) as contemplated by Section 12.8 relating to Borrower and its authorized signatories, employees, directors, officers, owners and other representatives of Borrower (i) to provide Borrower with or evaluate Borrower’s eligibility for additional products and services as Borrower may request from time to time, (ii) to perform ordinary business operations, (iii) to manage Agent and the Lenders’ relationship with Borrower, (iv) to develop, evaluate, and improve SVB’s products and services, (v) to perform data analytics, (vi) to comply with legal and regulatory obligations, including those intended to prevent money laundering, (vii) to effect risk control, (viii) to effect anti-fraud and information security measures, (ix) to enhance the client experience, and (x) to track activity on SVB’s website; (b) acknowledges that where any recipients of such information are located in a jurisdiction outside of Canada, the information will be subject to the legal requirements in that jurisdiction including lawful requirements to disclose personal information to government authorities in those jurisdictions; and (c) acknowledges that while Agent and the Lenders have in place security measures to protect the personal information collected, that no security or encryption method can ensure complete protection from unauthorized access or human error resulting in personal data being accidentally lost, used, altered or disclosed in an unauthorized manner. Borrower hereby represents and warrants to Agent and the Lenders that it has obtained all necessary consents from its authorized signatories, employees, directors, officers, owners and other representatives to allow Agent and the lenders to collect, use and disclose such individuals’ personal information for the purposes described in SVB’s privacy notice and has provided a copy of SVB’s privacy notice to such individuals, which is publicly available at www.svb.com
x.Judgment Currency. The obligations of the Borrower hereunder and under the other Loan Documents to make payments in Dollars (the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by Agent of the full amount of the Obligation Currency expressed to be payable to Agent and the Lenders under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Borrower or Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at Agent’s quoted rate of exchange prevailing, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”). If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date. Any amount due from a Borrower or Guarantor under this Section 12.20 shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under this Agreement or in respect of any of the Loan Documents. For purposes of determining the prevailing rate of exchange, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
•ACCOUNTING TERMS AND OTHER DEFINITIONS
y.Accounting and Other Terms.

bf.Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP (except, in each case, for (a) non-compliance with FAS 123R with respect to Monthly Financial Statements and (b) with respect to unaudited financial statements for the absence of footnotes and subject to year-end audit and purchase price accounting adjustments). Notwithstanding the foregoing, any obligations of a Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purpose of this Agreement (other than for purposes of the delivery of financial statements prepared in accordance with GAAP), whether or not such operating lease obligations were in effect on such date, notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP. Calculations and determinations must be made following GAAP; provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower, Agent, and/or any Lender shall so request, Borrower and Agent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
bg.As used in the Loan Documents: (i) the words “shall” or “will” are mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative; (ii) the term “continuing” in the context of an Event of Default means that the Event of Default has not been remedied (if capable of being remedied) or waived; and (iii) whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.
z.Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in this Section 13.2 of this Agreement. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. As used in this Agreement, the following capitalized terms have the following meanings:
“Account” is , as to any Person, any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person.
“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
“Affiliate” is, with respect to any Person, each other Person that owns or Controls directly, or indirectly the Person, any Person that Controls or is Controlled by or is under common Control with the Person and, for any Person that is a limited liability company, that Person’s managers and members.
“Agent” is defined in the preamble hereof.
“Agreement” is defined in the preamble hereof.
“AML Legislation” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” applicable laws, whether within Canada or elsewhere, including any regulations, guidelines or orders thereunder.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower and its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the Corruption of Foreign Public Officials Acts (Canada) and the U.S. Foreign Corrupt Practices Act.
“Anti-Terrorism Law” means any law relating to terrorism or money-laundering, including Executive Order No. 13224 and the USA Patriot Act.
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Authorized Signer” means any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of Borrower.
“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by SVB or any SVB Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in SVB’s various agreements related thereto (each, a “Bank Services Agreement”).
“Bank Services Agreement” is defined in the definition of Bank Services.
“Banking Requirement Release Date” is defined in Section 5.7(c) hereof.
“BIA” means the Bankruptcy and Insolvency Act (Canada).
“Board” means Borrower’s board of directors or equivalent governing body.
“Borrower” is set forth on Schedule I hereto.
“Borrower’s Books” are all Borrower’s books and records including ledgers, federal, provincial and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Agent approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Agent and Lenders may conclusively rely on such certificate unless and until such Person shall have delivered to Agent and Lenders a further certificate canceling or amending such prior certificate.
“Business Day” is a day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close, except that if any determination of a “Business Day” shall relate to an FX Contract, the term “Business Day” shall be a FX Business Day.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) SVB’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least 95.0% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.
“Canadian Borrower” is defined in Schedule I attached hereto.
“Cash Burn” is, as of any date of determination, the sum of Net Income plus amortization and depreciation.
“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)5 under the Exchange Act), directly or indirectly, of 49.0% or more of the aggregate ordinary voting power represented by the issued and outstanding shares of common stock of Parent (determined on a fully diluted basis) other than by the sale of Parent’s equity securities in a public offering or to venture capital or private equity investors (so long as Parent identifies to the Agent and the Lenders the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Agent and the Lenders a description of the material terms of the transaction); (b) during any period of 12 consecutive months, a majority of the members of the Board of Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, Parent shall cease to own and control, of record and beneficially, directly or indirectly, 100.0% of each class of outstanding stock, partnership, membership, or other ownership interest or other equity securities (other than directors’ qualifying shares and other nominal amounts of capital stock that are required to be held by a Person other than Parent and/or its Subsidiaries under Applicable Law) of each Subsidiary of Parent free and clear of all Liens (except Permitted Liens).
“Change in Law” means the occurrence, after the Effective Date, of: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in Applicable Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by SVB for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Chattel Paper” shall have the meaning given to such term in the PPSA.
“Claims” is defined in Section 12.3.
“Code” is (a) with respect to any assets located in the United States, the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform

Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions, and (b) with respect to any assets located in Canada, the PPSA; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the PPSA or equivalent legislation in effect in a provincial jurisdiction other than Ontario, the term “Code” shall mean the PPSA or equivalent legislation as enacted and in effect in such other province solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
“Collateral” consists of all of Borrower’s right, title and interest in and to the following personal property:
bh.All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, Intellectual Property, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, securities accounts, securities entitlements and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
bi.All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
bj.Notwithstanding the foregoing, the Collateral does not include any Excluded Property.
“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account (excluding Excluded Accounts).
“Commitment” and “Commitments” means the Term Loan Commitment(s).
“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit A.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contingent Obligation” is, for any Person, any direct or indirect liability of that Person for (a) any direct or indirect guaranty by such Person of any indebtedness, lease, dividend, letter of credit, credit card or other obligation of another, (b) any other obligation endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (c) any obligations for undrawn letters of credit for the account of that Person; and (d) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
“Contracts” means all contracts, licenses and agreements to which Borrower is at any time a party or pursuant to which Borrower has at any time acquired rights, as such contracts, licenses and agreements may from time to time be amended or restated and includes (a) all rights of Borrower to receive money due and to become due to it in connection with a contract, license or agreement, (b) all rights of Borrower to damages arising out of, or for breach or default in respect of, a contract, license or agreement and (c) all rights of Borrower to perform and exercise all remedies in connection with a contract, license or agreement.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Agent pursuant to which Agent obtains control (within the meaning of the Code) for the benefit of the Lenders over such Deposit Account, Securities Account, or Commodity Account.
“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
“Credit Extension” is any Term Loan Advance, or any other extension of credit by any Lender for Borrower’s benefit.
“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
“Default Rate” is defined in Section 1.2(c).
“Defaulting Lender” is, subject to Section 9.10(b), any Lender that (a) has failed to (i) fund all or any portion of its Term Loan Advances within two (2) Business Days of the date such Term Loan Advances were required to be funded hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrower or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan Advance hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Agent or Borrower, to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 9.10(b)) upon delivery of written notice of such determination to Borrower and each Lender.

“Defined Benefit Plan” means a pension plan registered under the Income Tax Act (Canada), the Pension Benefits Act (Ontario) or any other applicable pension standards legislation which contains a “defined benefit provision”, as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada).
“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
“Designated Deposit Account” is the deposit account established by Borrower with SVB for purposes of receiving Credit Extensions.
“Disbursement Letter” is that certain form attached hereto as Exhibit C.
“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, Section 17-220 of the Delaware Revised Uniform Limited Partnership Act for limited partnerships formed under Delaware law, or any analogous action taken pursuant to any other Applicable Law with respect to any corporation, limited liability company, partnership or other entity.
“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.
“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Agent at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
“Draw Period” is set forth on Schedule I hereto.
“Effective Date” is set forth on Schedule I hereto.
“Environmental Laws” means any Applicable Law (including any permits, concessions, grants, franchises, licenses, agreements or governmental restrictions) relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment (including those related to hazardous materials, air emissions, discharges to waste or public systems and health and safety matters).
“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.
“Event of Default” is defined in Section 7.
“Erroneous Payment” has the meaning assigned to it in Section 9.10.2(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.10.2(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.10.2(d).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.10.2(d).

“Exchange Act” is the Securities Exchange Act of 1934, as amended.
“Excluded Property” means, collectively: (a) any “intent to use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, provided, that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use of an intent-to-use trademark application pursuant to 15 U.S.C. Section 1060(a) (or any successor provision) such intent-to-use application shall constitute Collateral; (b) any interest of Borrower as a lessee or sublessee under a real property lease or an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease (but only to the extent that such prohibition is enforceable under all Applicable Laws including, without limitation, the Code); provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Agent; (c) motor vehicles with an aggregate value not to exceed One Hundred Thousand Dollars ($100,000); and (d) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law).
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Credit Extension or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Credit Extensions or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 1.8, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section  1.8(e), and (d) any withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.
“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by SVB from three federal funds brokers of recognized standing selected by it.
“Final Payment” is a payment (in addition to and not in substitution for the regular monthly payments of principal plus accrued interest) equal to the aggregate original principal amount of the Term Loan Advances extended by the Lenders to Borrower hereunder multiplied by four and three quarter percentage points (4.75%), due on the earliest to occur of (a) the Term Loan Maturity Date, (b) the repayment the Term Loan Advances, (c) as required pursuant to Sections 1.1(c) or 1.1(d), or (d) the termination of this Agreement.
“Foreign Currency” is the lawful money of a country other than the United States.
“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Business Day” is any day when (a) SVB’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to SVB from the entity from which SVB shall buy or sell such Foreign Currency.
“FX Contract” is any foreign exchange contract by and between Borrower and SVB under which Borrower commits to purchase from or sell to SVB a specific amount of Foreign Currency at a set price or on a specified date.
“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority, including, without limitation, Healthcare Permits.
“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Group Member” means Borrower and its Subsidiaries.
“Guarantor” is any Person providing a Guaranty in favor of Lenders.
“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“Healthcare Laws” means all Applicable Laws relating to the operation or management of hospitalist practices, the provision of hospitalist services, proper billing and collection practices relating to the payment for healthcare services, insurance law (including law related to payment for “no-fault” claims) and workers compensation law as they relate to the provision of, and billing and payment for, healthcare services, patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of rehabilitative care, rate setting, equipment, personnel, operating policies, fee splitting, including, without limitation, (a) all federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the exclusion laws (42 U.S.C. § 1320a-7); (b) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009; (c) the Medicare Regulations and the Medicaid Program (Title XIX of the Social Security Act); (d) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (e) all laws, policies, procedures, requirements and regulations pursuant to which Healthcare Permits are issued; (f) any laws, regulations or administrative guidance with respect to fee splitting by healthcare professionals and the corporate practice of medicine in any jurisdiction in which any Borrower or any Guarantor operates; and (g) any and all comparable state or local laws and other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (g) as may be amended from time to time and the regulations promulgated pursuant to each such law.
“Healthcare Permit” means, with respect to any Person, a permit issued or required under Healthcare Laws applicable to the business of Borrower or any Guarantor, or necessary in the possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Healthcare Laws applicable to the business of Borrower or any Guarantor.
“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic Clinical Health (HITECKH) Act and the implementing regulations thereto.
“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) Contingent Obligations and (e) other short- and long-term obligations under debt agreements, lines of credit and extensions of credit.
“Indemnified Person” is defined in Section 12.3.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Information” is defined in Section 12.8.
“Initial Term Loan Advance” is defined in Section 1.1(a).
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, the Companies Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, receivership or other relief.
“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:
a.its Copyrights, Trademarks and Patents;
b.any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;
c.any and all source code and domain names;
d.any and all design rights which may be available to such Person;
e.any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above;
f.all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and
g.the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, Canadian, multinational or foreign laws or otherwise, including copyrights, copyright licenses, industrial designs, patents, patent licenses, trademarks, trademark licenses, technology, source code, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof including the right to receive all Proceeds and any and all claims for damages therefrom.
“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.
“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“Investment” is any beneficial ownership interest in any Person (including stock, partnership, membership, or other ownership interest or other equity securities), and any loan, advance or capital contribution to any Person.
“IP Agreement” is that certain Intellectual Property Security Agreement between Borrower and Bank dated as of the Effective Date, as may be amended, modified or restated from time to time.
“Key Person” is Borrower’s Chief Executive Officer, who is Ed Kilroy as of the Effective Date.
“Lender” and “Lenders” is defined in the preamble.
“Lender Entities” is defined in Section 12.8.
“Lender Intercreditor Agreement” is, collectively, any and all intercreditor agreement, master arrangement agreement or similar agreement by and between SVB Capital and SVB, as each may be amended from time to time in accordance with the provisions thereof.
“Lenders’ Expenses” are all of Agent’s and the Lenders’ audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.
“Letter of Credit” is a standby or commercial letter of credit issued by SVB upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.
“Lien” is a claim, mortgage, deed of trust, levy, attachment charge, pledge, hypothecation, collateral assignment, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Liquidity” is, at any time, the sum of the aggregate amount of unrestricted and unencumbered cash (other than Liens granted in favor of Agent hereunder) and Cash Equivalents held at such time by Borrower in Deposit Accounts or Securities Accounts either at SVB or subject to Control Agreements in favor of Agent.
“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Perfection Certificate, each Disbursement Letter, the Lender Intercreditor Agreement, any Control Agreement, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower, landlord waivers and consents, bailee waivers and consents, and any other present or future agreement by Borrower with or for the benefit of Agent and the Lenders in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified in accordance with the terms thereof.
“Material Adverse Change” is (a) a material impairment in the perfection or priority of Agent’s, for the ratable benefit of the Lenders, Lien in the Collateral or in the value of the Collateral taken as a whole; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.
“Net Income” means, for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower for such period taken as a single accounting period.
“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Lenders’ Expenses, the Final Payment, the Prepayment Premium, the Erroneous Payment Subrogation Rights, and other amounts Borrower owes Agent or any Lender now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to Bank Services, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Agent and/or the Lenders, and to perform Borrower’s duties under the Loan Documents.
“OFAC” is the Office of Foreign Assets Control of the United States Department of the Treasury and any successor thereto.
“Operating Documents” are, for any Person, such Person’s constating documents or formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership or limited partnership, its partnership agreement or limited partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Credit Extension or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Parent” means MedAvail Holdings, Inc., a Delaware corporation.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Payment/Advance Form” is that certain form in the form attached hereto as Exhibit B.
“Payment Date” is set forth on Schedule I hereto.
“Payment Recipient” has the meaning assigned to it in Section 9.10.2(a).
“Perfection Certificate” is the Perfection Certificate delivered by Borrower in connection with this Agreement.
“Permits” means all permits, licenses, authorizations, approvals, franchises, rights of way, easements and entitlements that Borrower has, requires or is required to have, to own, possess or operate any of its property or to operate and carry on any part of its business.
“Permitted Indebtedness” is:

a.Borrower’s Indebtedness to Agent and the Lenders under this Agreement and the other Loan Documents;
b.Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;
c.Subordinated Debt;
d.the MYOS Seller Debt (unsecured) in an aggregate principal amount not to exceed Two Million Dollars ($2,000,000);
e.unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
f.Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
g.Indebtedness (i) owing from one Borrower to another Borrower; (ii) owing from Borrower to Subsidiaries that are not a Borrower hereunder, and (iii) owing from Subsidiaries that are not a Borrower hereunder to Borrower in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) per fiscal year;
h.Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;
a.Indebtedness constituting a Permitted Investment;
a.unsecured Indebtedness arising from judgments not constituting an Event of Default;
a.up to Five Hundred Thousand Dollars ($500,000) of Indebtedness incurred in connection with any Durable Medical Equipment, Prosthetics and Orthotics Suppliers Bond provided by Borrower at the direction of the Centers for Medicare and Medicaid Service in the ordinary course of business;
a.Indebtedness in connection with cash management and/or treasury services which are not provided by SVB in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) or the endorsement of instruments for collection or deposit, in each case, in the ordinary course of business;
b.unsecured Indebtedness incurred with corporate credit cards in the ordinary course of business;
a.Indebtedness of Borrower and its Subsidiaries with respect to the letters of credit described in the Perfection Certificate and existing on the date hereof; provided that upon expiration of any such letter of credit, Borrower shall transfer such letter of credit to SVB if SVB can offer competitive market terms for any such letter of credit;
a. Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;
a.other unsecured Indebtedness in an aggregate principal amount not to exceed One Hundred Thousand Dollars ($100,000) outstanding at any time;
a.guarantees by Borrower in favor of pharmacies in the ordinary course of business guaranteeing Indebtedness of up to Seventy Thousand Dollars ($70,000) per pharmacy location, but not to exceed One Million Dollars ($1,000,000) in the aggregate at any time;

b.extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
“Permitted Investments” are:
a.Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate;
b.Investments consisting of Cash Equivalents;
c.Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s or its Subsidiaries’ business;
d.Investments consisting of deposit accounts (but only to the extent that Borrower is permitted to maintain such accounts pursuant to Section 5.7 of this Agreement) in which Agent has a first priority perfected security interest;
e.Investments accepted in connection with Transfers permitted by Section 6.1;
f.Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 6.3 of this Agreement, which is otherwise a Permitted Investment;
g.Investments (i) Borrower in another Borrower; (ii) by Borrower in Subsidiaries that are not a Borrower in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year, and (iii) by Subsidiaries that are not a Borrower in other Subsidiaries that are not a Borrower in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) per fiscal year;
h.Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers, directors, partners, managers and members relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee equity purchase plans or similar agreements approved by the Board;
i.Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
j.Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (j) shall not apply to Investments of Borrower in any Subsidiary;
a.Investments consisting of deposit accounts maintained in accordance with Section 5.7; and
a.other Investments not otherwise permitted by the foregoing clauses (a) though (k) in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) per fiscal year.
“Permitted Liens” are:
a.Liens existing on the Effective Date which are shown on the Perfection Certificate or arising under this Agreement or the other Loan Documents;

b.Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code;
c.Liens securing capital leases or purchase money Liens (including, but not limited to Liens incurred by Borrower in favor of McKesson Corporation subject to the requirements set forth in Section 2.1(r) hereof) (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Five Hundred Thousand Dollars ($500,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;
d.Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory securing liabilities in the aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
e.Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
f.Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase
g.leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Agent a security interest therein;
h.non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business; and licenses of Intellectual Property that could not reasonably be expected to result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States;
i.Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 7.4 and 7.7;
j.easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
a.Liens representing the interest or title of a lessor, licensor, sublicensor or sublessor, provided such lease, sublease, license or sublicense is permitted hereunder;
a.Liens on insurance proceeds securing the payment of financed insurance premiums;
a.Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

a.customary Liens of any bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account or securities account of Borrower, provided that such account is permitted to be maintained in compliance with Section 5.7 of this Agreement.
“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“PPSA” means the Personal Property Security Act (Ontario) as amended and as may be further amended and in effect from time to time.
“Prepayment Premium” shall be an additional fee, payable to Agent, for the ratable benefit of the Lenders based on their Pro Rata Share, with respect to the Term Loan Advances, in an amount equal to:
(a)for a prepayment of the Term Loan Advances made on or prior to the first (1st) anniversary of the Effective Date, three percent (3.0%) of the then outstanding principal amount of the Term Loan Advances immediately prior to the date of such prepayment;
(b)for a prepayment of the Term Loan Advances made after the first (1st) anniversary of the Effective Date, but on or prior to the second (2nd) anniversary of the Effective Date, two percent (2.0%) of the then outstanding principal amount of the Term Loan Advances immediately prior to the date of such prepayment; and
(c)for a prepayment of the Term Loan Advances made after the second (2nd) anniversary of the Effective Date, but prior to the Term Loan Maturity Date, one percent (1.0%) of the then outstanding principal amount of the Term Loan Advances immediately prior to the date of such prepayment.
“Prime Rate” is set forth on Schedule I hereto.
“Prime Rate Margin” is set forth on Schedule I hereto.
“Proceeds” shall have the meaning given to such term in the PPSA.
“Pro Rata Share” is, as of any date of determination,, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Term Loan Advances held by such Lender by the aggregate outstanding principal amount of all Term Loan Advances.
“Receiver” means an interim receiver, a receiver, a manager or a receiver and manager.
“Recipient” means (a) the Agent or (b) any Lender, as applicable.
“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
“Remaining Months Liquidity” means (a) Liquidity divided by (b) average trailing three (3) month Cash Burn.
“Removal Effective Date” is defined in Section 9.10(d).
“Representatives” is defined in Section 12.8.
“Responsible Officer” is any of the Chief Executive Officer, President and Chief Financial Officer of Borrower.

“Restricted License” is any material license agreement (excluding any “shrink wrap” or other licenses that are generally commercially available) or other material agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Agent’s right to sell any Collateral.
“Sanctioned Person” means a Person that: (a) is listed on any Sanctions list maintained by OFAC or any similar Sanctions list maintained by any other Governmental Authority having jurisdiction over Borrower; (b) is located, organized, or resident in any country, territory, or region that is the subject or target of Sanctions; or (c) is 50.0% or more owned or controlled by one (1) or more Persons described in clauses (a) and (b) hereof.
“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by the United States government and any of its agencies, including, without limitation, OFAC and the U.S. State Department, or any other Governmental Authority having jurisdiction over Borrower.
“SEC” is the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.
“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
“Subordinated Debt” is indebtedness incurred by Borrower or any of its Subsidiaries subordinated to all of Borrower’s or any of its Subsidiaries’ now or hereafter indebtedness to Agent and the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Agent and the Lenders entered into between Agent, the Lenders, and the other creditor), on terms acceptable to Agent and the Lenders.
“Subsequent Term Loan Advance” and “Subsequent Term Loan Advances” are defined in Section 1.1(a).
“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock, partnership, membership, or other ownership interest or other equity securities having ordinary voting power (other than stock, partnership, membership, or other ownership interest or other equity securities having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.
“SVB” is defined in the preamble hereof.
“SVB Capital” is defined in the preamble hereof.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Advance” and “Term Loan Advances” are each defined in Section 1.1 of this Agreement.
“Term Loan Amortization Date” is set forth on Schedule I hereto.
“Term Loan Availability Amount” is set forth on Schedule I hereto.

“Term Loan Commitment” means, for any Lender, the obligation of such Lender to make a Term Loan Advance as and when available, up to the principal amount shown on Schedule II. “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.
“Term Loan Commitment Percentage” means, as to any Lender at any time, the percentage (carried out to the fourth decimal place) of the Term Loan Commitments represented by such Lender’s Term Loan Commitment at such time. The initial Term Loan Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule II.
“Term Loan Maturity Date” is set forth on Schedule I hereto.
“Trademarks” means, with respect to any Person, any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of such Person connected with and symbolized by such trademarks.
“Transfer” is defined in Section 6.1.
“USA Patriot Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56, signed into law on October 26, 2001), as amended from time to time.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.
BORROWER:
MEDAVAIL HOLDINGS, INC.

By: _______________________________________

Name: Ryan Ferguson

Title: Chief Financial Officer
MEDAVAIL PHARMACY INC.

By: _______________________________________

Name: Neil Prezioso

Title: President
MEDAVAIL, INC.
By: _______________________________________
Name: Ryan Ferguson

Title: Chief Financial Officer
MEDAVAIL TECHNOLOGIES (US) INC.
By: _______________________________________
Name: Ryan Ferguson

Title: Chief Financial Officer
MEDAVAIL TECHNOLOGIES INC.
By: _______________________________________
Name: Ryan Ferguson

Title: Chief Financial Officer
[Signatures continued on the following page]

AGENT:
SILICON VALLEY BANK, as Agent

By:_________________________________________

Name: Brendan Crawford

Title: Vice President

LENDERS:
SILICON VALLEY BANK, as Lender

By:_________________________________________

Name: Brendan Crawford

Title: Vice President

SVB INNOVATION CREDIT FUND VIII, L.P., as Lender
By: SVB Innovation Credit Partners VIII, LLC, a
Delaware limited liability company, its General
Partner

By:_________________________________________

Name: Ryan Grammer

Title: Senior Managing Director

SCHEDULE I
LSA PROVISIONS

LSA Section	LSA Provision
1.1(a) – Term Loan Advances – Availability	Each Term Loan Advance shall be available to be borrowed in minimum increments of Five Million Dollars ($5,000,000). After repayment, no Term Loan Advance (or any portion thereof) may be reborrowed.
1.1(b) – Term Loan Advances – Repayment	Commencing on the Term Loan Amortization Date and continuing on each Payment Date thereafter, Borrower shall repay the aggregate outstanding Term Loan Advances to Agent, for the account of the Lenders, in (i) twenty-four (24) consecutive equal monthly installments of principal, plus (ii) monthly payments of accrued interest at the rate set forth in Section 1.2(b).
1.2(a) – Interest Payments – Term Loan Advances
Interest on the principal amount of each Term Loan Advance is payable in arrears monthly (i) on each Payment Date commencing on the first (1st) Payment Date of the month following the month in which the Funding Date of the applicable Term Loan Advance occurs, (ii) on the date of any prepayment and (iii) on the Term Loan Maturity Date.

1.2(b) – Interest Rate – Term Loan Advances	The outstanding principal amount of any Term Loan Advance shall accrue interest at a floating rate per annum equal to the greater of (i) seven and one quarter percentage points (7.25%) and (ii) the Prime Rate plus the Prime Rate Margin, which interest shall be payable in accordance with Section 1.2(a).
1.2(e) – Interest Computation	Interest shall be computed on the basis of the actual number of days elapsed and a 360-day year for any Credit Extension outstanding.
8.8 – Borrower Liability	Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder and any other Obligations related thereto, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions.
13.2 – “Borrower”
“Borrower” means individual, collectively, jointly and severally, (a) MEDAVAIL HOLDINGS, INC., a Delaware corporation, (b) MEDAVAIL PHARMACY INC., an Arizona corporation, (c) MEDAVAIL, INC., a Delaware corporation, (d) MEDAVAIL TECHNOLOGIES (US) INC., a Delaware corporation, and (e) MEDAVAIL TECHNOLOGIES INC., a corporation incorporated under the laws of Canada.

13.2 – “Canadian Borrower”	“Canadian Borrower” means MEDAVAIL TECHNOLOGIES INC., a corporation organized under the laws of the province of Ontario, Canada.
13.2 – “Draw Period”	“Draw Period” is the period commencing on the Effective Date and ending on the earlier to occur of (a) April 30, 2022 or (b) an Event of Default.
13.2 – “Effective Date”	“Effective Date” is June 7, 2021.
13.2 – “Payment Date”	“Payment Date” is the first (1st) calendar day of each month.

13.2 – “Prime Rate”
“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Agent, the “Prime Rate” shall mean the rate of interest per annum announced by SVB as its prime rate in effect at its principal office in the State of California (such SVB announced Prime Rate not being intended to be the lowest rate of interest charged by SVB in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero percent (0.0%) per annum, such rate shall be deemed to be zero percent (0.0%) per annum for purposes of this Agreement.

13.2 – “Prime Rate Margin”	“Prime Rate Margin” is four percentage points (4.00%).
13.2 – “Term Loan Amortization Date”	“Term Loan Amortization Date” is May 1, 2024.
13.2 – “Term Loan Availability Amount”	“Term Loan Availability Amount” is an aggregate principal amount equal to Thirty Million Dollars ($30,000,000).
13.2 – “Term Loan Maturity Date”	“Term Loan Maturity Date” is April 1, 2026.

SCHEDULE II

TERM LOAN COMMITMENTS

Lender	Initial Term Loan Advance Commitment	Initial Term Loan Advance Commitment Percentage	Subsequent Term Loan Advance Commitment Percentage	Subsequent Term Loan Advance Commitment
Silicon Valley Bank	$5,000,000	50.0000%	50.0000%	$10,000,000
SVB Innovation Credit Fund VIII, L.P.	$5,000,000	50.0000%	50.0000%	$10,000,000
TOTAL	$10,000,000	100.0000%	100.0000%	$20,000,000

EXHIBIT A
COMPLIANCE CERTIFICATE

Date:

TO:        SILICON VALLEY BANK and SVB INNOVATION CREDIT FUND VIII, L.P.
FROM:     MEDAVAIL HOLDINGS, INC., on behalf of all Borrowers

The undersigned authorized officer of MEDAVAIL HOLDINGS, INC., on behalf of all Borrowers (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement among Borrower, Agent, and the Lenders (the “Agreement”) (1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower, in each case, except as otherwise permitted pursuant to the terms of Section 4.8 of the Agreement, and (5) no Liens (other than Permitted Liens) have been levied or claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits, of which Borrower has not previously provided written notification to Agent. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that a default or Event of Default exists, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Monthly Financial Statements with Compliance Certificate	As soon as available, but no later than thirty (30) days after the last day of each calendar month	Yes No
Quarterly Financial Statements	As soon as available, but no later than forty-five (45) days after the last day of each calendar quarter	Yes No
Annual Financial Statement (CPA Audited)	FYE within 90 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Board Projections	Annually within 30 days of Parent Board approval, and as amended/updated by Parent Board approval	Yes No
The following Intellectual Property was registered after the Effective Date (if no registrations, state “None”)

Other Matters

Have there been any material amendments of or other changes to the capitalization table of Borrower and to the Operating Documents of Borrower or any of its Subsidiaries? If yes, provide copies of any such amendments or changes with this Compliance Certificate.	Yes	No

    The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

EXHIBIT B
LOAN PAYMENT/ADVANCE REQUEST FORM

    Date: _____________________

Loan Payment:
MEDAVAIL HOLDINGS, INC., on behalf of all Borrowers

From Account #________________________________    To Account #__________________________________________
(Deposit Account #)                        (Loan Account #)
Principal $____________________________________    and/or Interest $________________________________________

Authorized Signature:        Phone Number:
Print Name/Title:

Loan Advance:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #________________________________    To Account #__________________________________________
(Loan Account #)                        (Deposit Account #)

Amount of Term Loan Advance $___________________________

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete on the date of the request for an advance:

Authorized Signature:        Phone Number:
Print Name/Title:

Outgoing Wire Request:
Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is noon, Pacific time

Beneficiary Name: _____________________________    Amount of Wire: $
Beneficiary Bank: ______________________________    Account Number:
City and State:

Beneficiary Bank Transit (ABA) #:         Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:         Transit (ABA) #:
For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature: ___________________________    2nd Signature (if required): _______________________________
Print Name/Title: ______________________________    Print Name/Title: ______________________________________
Telephone #:                     Telephone #: _____________________________

EXHIBIT C

Form of Disbursement Letter
[see attached]

DISBURSEMENT LETTER

[DATE]
The undersigned, each being an Authorized Signer of (a) MEDAVAIL HOLDINGS, INC., a Delaware corporation, (b) MEDAVAIL PHARMACY INC., an Arizona corporation, (c) MEDAVAIL, INC., a Delaware corporation, (d) MEDAVAIL TECHNOLOGIES (US) INC., a Delaware corporation, and (e) MEDAVAIL TECHNOLOGIES INC., a corporation organized under the laws of the province of Ontario, Canada (each and together, jointly and severally, “Borrower”), do hereby certify to (i) SILICON VALLEY BANK, a California corporation (“SVB”), in its capacity as administrative agent and collateral agent (“Agent”), (ii) SVB, as a lender, and (iii) SVB INNOVATION CREDIT FUND VIII, L.P., a Delaware limited partnership (“SVB Capital”), as a lender (SVB and SVB Capital and each of the other “Lenders” from time to time a party hereto are referred to herein collectively as the “Lenders” and each individually as a “Lender”) in connection with that certain Loan and Security Agreement dated as of June 7, 2021, by and among Borrower, Agent and the Lenders from time to time party thereto (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:
1.    The representations and warranties made by Borrower in Section 4 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date are true and correct in all material respects as of such date.
2.    No Event of Default has occurred and is continuing.
3.    All conditions referred to in Section 2 of the Loan Agreement to the making of a Credit Extension to be made on or about the date hereof have been satisfied or waived by Agent.
4.    No Material Adverse Change has occurred.
5.    The undersigned is an Authorized Signer.

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